Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Version

LICENSE AND OPTION AGREEMENT
by and between
SPARK THERAPEUTICS, INC.
and
SELECTA BIOSCIENCES, INC.

December 2, 2016

- i -

ARTICLE 6 COMPENSATION		29

6.1	Scheduled Payments	29
6.2	Option Exercise Payments	29
6.3	Equity Purchases	30
6.4	Development Milestones	30
6.5	Regulatory Milestones	30
6.6	Commercial Milestones	31
6.7	Exceptions	31
6.8	Payment by Equity Issuance	31
6.9	Royalties	32
6.10	Royalty Adjustments	32
6.11	Reports and Payments	33
6.12	Existing License Agreements	34
6.13	Payment Method; Late Payments	34
6.14	Currency	34
6.15	Taxes and Withholding	34
6.16	Maintenance of Records	34
6.17	Audits	35
6.18	Adjustment for Patent Challenge	35

ARTICLE 7 INTELLECTUAL PROPERTY		35

7.1	Ownership	35
7.2	Prosecution and Maintenance of Patents	37
7.3	Defense of Third Party Infringement Claims	38
7.4	Enforcement; Patent Challenges	38
7.5	Recoveries	40
7.6	IP Working Group	40

ARTICLE 8 CONFIDENTIALITY		41

8.1	Confidentiality; Exceptions	41
8.2	Authorized Use and Disclosure	42
8.3	Injunctive Relief	42
8.4	Terms of Agreement	43
8.5	Publications	43
8.6	Publicity; Press Releases	43
8.7	Use of Name	44

ARTICLE 9 TERM AND TERMINATION		44

9.1	Term	44
9.2	Termination	44
9.3	Consequences of Termination	48
9.4	Non-Exclusive Remedy	48
9.5	Survival	48

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ARTICLE 10 REPRESENTATIONS AND WARRANTIES		49

10.1	Representations, Warranties and Covenants By Both Parties	49
10.2	Selecta Representations and Warranties	50
10.3	Selecta Covenants	50
10.4	Spark Representations, Warranties and Covenants	51
10.5	Disclaimer	51

ARTICLE 11 INDEMNIFICATION, INSURANCE AND LIABILITY		51

11.1	Indemnification by Selecta	51
11.2	Indemnification by Spark	52
11.3	Limitations on Indemnification	52
11.4	Offset	53
11.5	Limitation on Liability	53
11.6	Insurance	53

ARTICLE 12 DISPUTE RESOLUTION		53

12.1	In General	53
12.2	Equitable Relief	54
12.3	Survival	54

ARTICLE 13 MISCELLANEOUS		54

13.1	Governing Law	54
13.2	Assignment of Rights and Obligations	54
13.3	Further Actions	54
13.4	Force Majeure	55
13.5	Representation by Legal Counsel	55
13.6	Notices	55
13.7	Entire Agreement	56
13.8	Amendment	56
13.9	Waiver	56
13.10	Severability	56
13.11	Relationship of the Parties	56
13.12	Third Party Beneficiaries	57
13.13	Export Control	57
13.14	Counterparts	57

- iii -

Exhibits:
Exhibit A – Selecta Background Patents
Exhibit B – Corporate Names
Exhibit C – SEL-110
Exhibit D – Potential Target List
Exhibit E – Principal Terms of Supply Agreements
Exhibit F – Initial Supply Order
Exhibit G – Stock Purchase Agreement
Exhibit H – Press Release

- iv -

LICENSE AND OPTION AGREEMENT
This License and Option Agreement (hereinafter “Agreement”), effective as of December 2, 2016 (the “Effective Date”), is made by and between Spark Therapeutics, Inc., a Delaware corporation with corporate offices at 3737 Market Street, Suite 1300, Philadelphia, PA 19104 (“Spark”) and Selecta Biosciences, Inc., a Delaware corporation with corporate offices at 480 Arsenal Street, Building One, Watertown, MA 02472 (“Selecta”) (each, a “Party” and collectively, the “Parties”).
Whereas, Spark is a biopharmaceutical company specializing in the development of gene therapies.
Whereas, Selecta is a biopharmaceutical company with proprietary antigen-specific biodegradable nanoparticle-based, immune tolerance technology, including such technology comprising synthetic vaccine particle(s) (“SVP”) encapsulating the immunomodulator rapamycin and Controls (as defined below) certain intellectual property rights with respect to the Licensed Particles (as defined below) in the Territory (as defined below).
Whereas, Spark desires to research and develop the Licensed Particles for the co-formulation of or co-administration with gene therapies directed to Targets (as defined below), and, if such efforts are successful, Spark desires to have the right to further develop and commercialize resulting gene therapy products.
Whereas, Spark desires to purchase from Selecta and Selecta desires to issue and sell to Spark, on the terms and conditions set forth herein and in the Stock Purchase Agreement (as defined below), certain equity securities of Selecta.
Now, therefore, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1
Definitions. Unless the context otherwise requires, the terms in this Agreement, when used with initial capital letters, shall have the meanings set forth below or at their first use in this Agreement:

“Additional Target” each of up to four (4) targets (other than the Initial Target) for which Spark has exercised an Option and paid the applicable Option Exercise Payment.
“Affiliate” means, with respect to a Party, any person, corporation, firm, joint venture or other entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. As used in this definition, “control” means the possession of the majority of the ownership, or the power to direct or cause the direction of the management and policies, of an entity, whether through the ownership of the outstanding voting securities thereof, by contract or otherwise.

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Notwithstanding the foregoing, for purposes of this Agreement, Children’s Hospital of Philadelphia shall be deemed to not be an Affiliate of Spark.
“BIND Cross License” means the Patent Cross-License Agreement by and between BIND Biosciences, Inc. and Selecta dated December 18, 2008.
“BIND Patents” means those Patents licensed to Selecta under the BIND Cross License.
“BLA” means a Biologics License Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the U.S Food and Drug Administration (“FDA”).
“cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Licensed Particles that are promulgated by any Regulatory Authority.
“Clinical Trial” means any study of a product in human subjects.
“Commercialization” means activities directed to marketing, promoting, distributing or selling a product, including all activities directed to obtaining pricing approval in the Territory; and excluding Development, Manufacturing and supply of such product. “Commercialize” and “Commercializing” shall have their correlative meanings.
“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to an agreed objective, except as otherwise provided in clause (b), such reasonable, diligent and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances taking into account the responsible allocation of such Party’s resources under the circumstances, and (b) with respect to Spark’s obligations relating to the Development or Commercialization of Licensed Product(s) pursuant to Section 3.2 (Development Diligence) or Section 4.1 (Commercial Diligence), mean the efforts and resources normally used by a company in the biopharmaceutical industry of similar size and resources as Spark for a product that is of similar market potential at a similar stage in its Development or product life, taking into account all relevant factors, including [***]. Commercially Reasonable Efforts under the foregoing clause (b) shall be determined on a country-by-country or market-by-market basis (as most applicable) for a Licensed Product, and it is anticipated that the level of effort will change over time, including to reflect changes in the status of the Licensed Product and the countries (or markets) involved. For the avoidance of doubt, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates and sublicensees shall be considered in determining whether such Party has satisfied such obligation.
“Confidential Information” means any confidential information disclosed in any form whatsoever by one Party to the other Party, including the content of the transactions contemplated herein, all technology belonging to the disclosing Party and any improvements thereto, any information relating to a Party’s interests, business, finances, products, operations, sales, marketing, customers, suppliers and suppliers’ bills of materials, trade

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secrets, Know-How, data, processes, methods, techniques, formulas, test data, presentations, analyses, studies, patent applications (as long as unpublished and/or undisclosed), financial data, product development, assays, strategic and market research information, other relevant marketing information, clinical data and any other information, whether developed in connection with this Agreement or not.
“Control” means with respect to any product, Know-How, Patent or other tangible or intangible intellectual property right, the possession (whether by ownership or license, other than licenses granted pursuant to this Agreement) by a Party or its Affiliate of the ability to grant to the other Party access to, ownership of, or a license or sublicense under, such product, Know-How, Patent, or other intellectual property, in each case as provided under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, Selecta shall be deemed to not Control any Know-How or Patent of a Third Party in-licensed or otherwise obtained by Selecta after the Effective Date unless such item is in-licensed or obtained pursuant to an agreement that Spark elects to accept as an In-License Agreement pursuant to Section 2.10(b) (Future In-License Agreements). Furthermore, Know-How, Patents or tangible or intangible intellectual property rights will not be “Controlled” by a Party under this Agreement by virtue of such Know-How, Patents or other tangible or intangible intellectual property rights being owned or in-licensed by a Third Party at the time that such Third Party becomes an Affiliate of such Party after the Effective Date as a result of such Party being acquired by such Third Party (whether by merger, stock purchase or purchase of assets); provided that if such Know-How, Patents or other tangible or intangible intellectual property rights of such Affiliate is thereafter used by such Party in connection with activities under this Agreement or Licensed Products hereunder, then such Know-How, Patents or other tangible or intangible intellectual property rights shall be “Controlled” by such Party under this Agreement.
“Corporate Names” means the Trademarks and logos identified on Exhibit B (Corporate Names) and such other names and logos as Selecta may designate in writing from time to time.
“Cover,” “Covering” or “Covers” means, as to any subject matter and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale, importation or other practice of such subject matter would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale, importation or other practice of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent without modification, in each case, without regard to the validity or enforceability of such Patent.
“Development” means, with respect to a product, research and any and all processes and activities conducted to obtain and maintain Marketing Authorization for a product, including pre- and post-marketing approval clinical studies and activities relating to development or preparation of such product for Commercialization. Development includes performance of Clinical Trials. “Develop” and “Developing” shall have their correlative meanings.

“Dollar” or “$” means the legal currency of the United States.
“[***] Milestone” shall mean, on a Target-by-Target basis, the earlier of (a)(i) [***] for a given Licensed Product [***] Development for such Licensed Product; provided that if [***] receipt of equivalent [***] the foregoing meeting minutes requirement or [***].
“European Union” means (a) the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization, (b) any member country of the European Economic Area that is not otherwise a member of the European Union, and (c) any country not otherwise included in clauses (a) or (b) that participates in the unified filing system under the auspices of the EMA. For clarity, European Union will at all times be deemed to include each of France, Germany, Italy, Spain and the United Kingdom.
“Exclusive Technology Advantage” means that, with respect to a Licensed Product, for the [***] following First Commercial Sale [***], such Licensed Product (a) is the first and only product in the Field to be [***] and (b) has [***] of such Licensed Product.
“Existing License Agreements” means the MIT License and BIND Cross License.
“Fair Market Value” means the per share price determined by calculating the weighted average of the per share closing price of Spark Common Stock on the applicable exchange or market over the [***] period ending [***] prior to the achievement of the applicable milestone for which Spark is making a payment in Spark Common Stock pursuant to Section 6.8 (Payment by Equity Issuance).
“Field” means all therapeutic, diagnostic, palliative, preventive and veterinary uses of the Licensed Particles in combination with any Gene Therapeutic Controlled by Spark, regardless of whether such Gene Therapeutic is co-formulated within a Licensed Particle or co-administered with a Licensed Particle.
“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale of such Licensed Product in such country for use or consumption in commerce made by Spark, its Affiliates or sublicensees after all required Marketing Authorizations have been received from the applicable Regulatory Authority for such country. Sales for Clinical Trial purposes or compassionate, named patient or similar use shall not constitute a First Commercial Sale.
“FTE” means one (1) person (or the equivalent of one (1) person) working full time for one (1) twelve (12) month period in a Development, regulatory or other relevant capacity (excluding persons employed in general and administrative, non-technical management or other non-technical capacities) employed or contracted by Selecta or any of its Affiliates

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and assigned to perform specified work, with such commitment of time and effort to constitute one (1) employee performing such work on a full-time basis, which for purposes hereof shall be [***] hours per year.
“FTE Costs” means the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement.
“FTE Rate” means $[***]; provided that such rate will increase or decrease on January 1 of each calendar year (starting with January 1, [***]) in accordance with the percentage year-over-year increase or decrease in the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) over the 12 month period preceding each such January 1. The FTE Rate includes (a) all wages and salaries, employee benefits, bonus, travel and entertainment, supplies and other direct expenses and (b) indirect allocations, including all general and administrative expenses, human resources, finance, occupancy and depreciation.
“Gene Therapeutic” means any product incorporating a Vector and a gene therapy, gene editing or related gene modification technology directed to a Target or a Potential Target.
“Government Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.
“HSR Clearance” means either (a) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.
“HSR Filings” means the filings by Selecta and Spark with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to Spark’s exercise of an Option for an Additional Target, together with all required documentary attachments thereto.
“IND” means any Investigational New Drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations.
“Initial Target” means FVIII (factor VIII).
“In-License Agreement” means (a) the MIT License, (b) the BIND Cross License and (c) any other agreement between Selecta and a Third Party that becomes an In-License Agreement pursuant to Section 2.10(b) (Future In-License Agreements).

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“In-Licensed Patents” means (a) the MIT Patents, (b) the BIND Patents and (c) any Patents licensed to Selecta under an In-License Agreement entered into pursuant to Section 2.10(b) (Future In-License Agreements).
“Invention” means any new and useful invention, discovery, process, method, machine, manufacture, design, composition of matter, material or improvement thereof (whether patentable or not).
“Know-How” means any tangible and intangible information, data, results (including pharmacological, research and development data, reports and batch records), and materials, discoveries, improvements, compositions of matter, cell lines, assays, sequences, processes, methods, knowledge, protocols, formulas, utility, formulations, inventions (whether patentable or not), strategy, know-how and trade secrets, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, in each case that either Party has treated as confidential or proprietary information.
“Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Government Authorities (including any Regulatory Authorities) that may be in effect from time to time in any country or jurisdiction of the Territory.
“Licensed Particle” means (a) the synthetic nanoparticle known as SEL-110 that meets the specifications set forth on Exhibit C (SEL-110) (“SEL-110”) or (b) any Next Generation Particle that is designated by Spark as a Licensed Particle under Section 2.11 (Next Generation Particles).
“Licensed Product” means any product that incorporates a Gene Therapeutic Controlled by Spark co-formulated in or co-administered with a Licensed Particle. A Licensed Product shall comprise both the Gene Therapeutic and a Licensed Particle co-formulated or co-administered with the Gene Therapeutic.
“MAA” means a regulatory application filed with the European Medicines Evaluation Agency (“EMA”) or the Ministry of Health, Labour and Welfare of Japan (“MHLW”) seeking Marketing Authorization of a Licensed Product.
“Major EU Country” means France, Germany, Italy, Spain or the United Kingdom.
“Manufacture” means activities directed to the manufacture, receipt, incoming inspections, storage and handling of raw materials and the manufacture, processing, formulation, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), supplying, shipping and release of a product, as the case may be and to the extent applicable, including manufacturing process development, scale-up and validation. “Manufacturing” shall have the correlative meaning.
“Marketing Authorization” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including supplements and amendments, pre-

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and post-approvals, and labeling approvals) of any Regulatory Authority necessary for the Commercialization of a product in the Field in such Regulatory Authority’s jurisdiction in the Territory, including the approval of BLAs and MAAs. “Marketing Authorization” does not include pricing approvals.
“MIT” means the Massachusetts Institute of Technology.
“MIT Indemnitees” means MIT, Brigham and Women’s Hospital, the President and Fellows of Harvard College, Children’s Medical Center Corporation and Immune Disease Institute, the Affiliates of the foregoing, and the respective directors, trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns of any of the foregoing.
“MIT License” means the Exclusive License Agreement by and between MIT and Selecta, effective November 25, 2008, as amended.
“MIT Patents” means those Patents licensed to Selecta under the MIT License, as set forth on Exhibit A (Selecta Background Patents).
“MIT/Selecta Letter Agreement” means that certain letter agreement by and between MIT and Selecta dated as of the date hereof.
“MIT/Selecta/Spark Letter Agreement” means that certain letter agreement by and between MIT, Selecta and Spark dated as of the date hereof.
“Net Sales” of a Licensed Product in a particular period means the amount calculated in accordance with generally accepted accounting principles, consistently applied, by deducting from invoiced sales of such Licensed Product made by or on behalf of Spark or its Affiliates or sublicensees (a “Selling Party”) to Third Parties for such period: (a) normal, customary trade discounts (including volume discounts), credits, chargebacks, reductions and rebates; (b) allowances and adjustments for rejections, recalls, outdated products or returns (in each event whether voluntary or required); (c) outbound freight, shipping, insurance, sales, use, excise, value-added, consumption and similar tariffs, taxes or duties imposed on such sale which is paid by or on behalf of Spark or its Affiliates or sublicensees and stated separately on purchase orders, invoices, or other documents of sale; (d) credits actually given or allowances actually made for wastage replacement, Medicare/Medicaid or other governmental rebates, to the extent actually deducted from the gross amount invoiced and either not required to be paid by or refunded to the customer or other payor; (e) annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) allocable to sales of such Licensed Product; (f) normal and customary service fees paid to Third Party distributors and wholesalers for maintaining agreed inventory levels and providing other bona fide services; and (g) uncollectible amounts included in Net Sales on previously sold Licensed Products. Each of the foregoing deductions shall be determined on a basis consistent with the Selling Party’s audited consolidated financial statements and consistently applied across all products of the Selling Party. Even if there is overlap between any of deductions described in (a) through (g), each

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individual item shall only be deducted once in the overall Net Sales calculation. In addition, indigent patient, compassionate use and similar programs to provide Licensed Product at no cost, will not be counted as Net Sales. No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Spark and on its payroll, or for cost of collections. Non-monetary consideration shall not be accepted by Spark without the prior written consent of Selecta.
In the event that a Licensed Product under this Agreement is sold in combination (a “Combination Product”) with active ingredient(s) other than Gene Therapeutics co-formulated in or co-administered with Selecta Technology (“Supplemental Ingredient(s)”), then “Net Sales” of the Combination Product shall be calculated using one of the following methods:
(x)    By multiplying the Net Sales of the Combination Product (calculated prior to the application of this formula) by the fraction A/A+B, where A is the average gross selling price, during the applicable quarter in the country concerned, of the Licensed Product when sold separately, and B is the average gross selling price, during the applicable quarter in the country concerned, of the Supplemental Ingredient(s) when sold separately; or
(y)    In the event that no such separate sales are made of the Licensed Product or any of Supplemental Ingredients in such Combination Product during the applicable quarter in the country concerned, Net Sales shall be calculated using the above formula where A is the reasonably estimated commercial value of the Licensed Product sold separately and B is the reasonably estimated commercial value of the Supplemental Ingredient(s) sold separately. Any such estimates shall be determined using criteria to be mutually agreed upon by the Parties. Such estimates shall be reported to Selecta in the reports to be provided pursuant to Section 6.11(b) (Royalties). If the Parties are unable to agree on the criteria for determining such estimates, either Party may submit such dispute for resolution pursuant to the provisions of ARTICLE 12 (Dispute Resolution).
For the avoidance of doubt, “Net Sales” does not include any sales related to the administration of Gene Therapeutics Controlled by Spark if (i) such Gene Therapeutic are not co-formulated in or co-administered with a Licensed Particle notwithstanding that such Gene Therapeutic may be directed at a Target and (ii) such sales were not enabled by prior administration of a Licensed Particle (whether alone or as part of a Licensed Product).
“Option Period” means the Effective Date through the third anniversary of the Effective Date.
“Out-of-Pocket Costs” means costs and expenses paid by Selecta or any of its Affiliates to Third Parties.
“Patent” means (a) any patent, re-examination, reissue, renewal, extension, supplementary protection certificate and term restoration, any confirmation patent or registration patent or patent of addition based on any such patent, (b) any pending application for patents, including provisional, converted provisional, continuations, continuations-in-part, divisional and

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substitute applications, and inventors’ certificates, (c) all foreign counterparts of any of the foregoing, and (d) all applications claiming priority to any of the foregoing.
“Person” means any individual, incorporated or unincorporated organization or association, Government Authority, or other entity.
“Pivotal Clinical Study” means a study in the Field in human patients of a Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purposes of enabling the preparation and submission of applications for Marketing Authorization to the competent Regulatory Authorities in a country of the Territory and that is adequate to satisfy the requirements of 21 C.F.R. § 312.21(c) or its equivalent in that country.
“Potential Target” means any of the targets set forth on Exhibit D (Potential Target List) which shall be subject to reduction as set forth in Section 2.2(b) (Reduction of Potential Target List) (the “Potential Target List”), for which Spark may exercise an Option and which, upon such exercise, shall be designated an Additional Target. The Potential Target List shall specify whether a Potential Target is related to a Rare Indication, a Very Rare Indication or neither a Rare Indication nor a Very Rare Indication once such determination is made pursuant to Section 2.2(e) (Indications), subject to adjustment as set forth therein.
“Prosecution and Maintenance” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations and reissues, with respect to such Patent, together with the conduct of interferences, the defense of oppositions and other similar post-grant proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.
“Rare Indication” means an indication related to a Target with a known incidence of less than 1 in every [***] people in the United States, excluding Very Rare Indications.
“Regulatory Authority” means, in a particular country or jurisdiction in the Territory, any applicable Government Authority involved in granting (a) approval to initiate or conduct clinical testing in humans, (b) the authorizations, approvals, licenses, permits, consents, registrations and filings necessary for the Commercialization of a product in a country in the Territory including Marketing Authorizations and manufacturing licenses, or (c) to the extent required in such country or jurisdiction, pricing approval for a product in such country or jurisdiction.
“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which Spark or its Affiliates or sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

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“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Marketing Authorizations or other written materials, correspondence, submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize the Licensed Products in the Field in a particular country.
“Royalty Term” means, as to a Licensed Product and a country, the period commencing on the First Commercial Sale of such Licensed Product in such country and terminating upon the later of (a) ten (10) years after such First Commercial Sale, (b) the expiration of the last-to-expire Valid Claim included in (i) the Selecta Background Patents, (ii) the Selecta-Invented Improvement Patents or (iii) any Spark Field-Specific Improvement Patent that Covers a Spark Field-Specific Improvement Invention jointly invented by Selecta, in each case, that Covers such Licensed Product in such country or (c) the expiration of Regulatory Exclusivity in such country for such Licensed Product.
“Selecta-Assigned Improvement Inventions” means any Invention that is conceived, discovered, invented, created, made or reduced to practice or tangible medium by or on behalf of Spark or any of its Affiliates or sublicensees, either (a) [***]or (b) [***] in each case ((a) and (b)), in the course of conducting activities under this Agreement or exercising rights granted under this Agreement, that (i) [***] or (ii) [***]. For clarity, an Invention that [***] with applicability both [***] of this definition.
“Selecta-Assigned Improvement IP” means the Selecta-Assigned Improvement Inventions and Selecta-Assigned Improvement Patents.
“Selecta-Assigned Improvement Patents” means any Patent that Covers a Selecta-Assigned Improvement Invention.
“Selecta Background IP” means Selecta Background Patents and Selecta Background Know-How.
“Selecta Background Know-How” means all Know-How that is (a) reasonably necessary or useful for the Development, Manufacture or Commercialization of Licensed Product(s) and (b) Controlled by Selecta or its Affiliates as of the Effective Date or becomes Controlled by Selecta or its Affiliates on or after the Effective Date, other than the Selecta-Invented Improvement Inventions and Selecta-Assigned Improvement Inventions.
“Selecta Background Patents” means all Patents that (a) Cover Licensed Product(s) and (b) are Controlled by Selecta or its Affiliates as of the Effective Date, including the Patents set forth on Exhibit A (Selecta Background Patents), or that become Controlled by Selecta or its Affiliates on or after the Effective Date, other than the Selecta-Invented Improvement Patents and Selecta-Assigned Improvement Patents.
“Selecta-Invented Improvement Inventions” means any Invention that is conceived, discovered, invented, created, made or reduced to practice or tangible medium by or on behalf of Selecta or any of its Affiliates in the course of conducting activities under this

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Agreement, that relates to any Licensed Product or any Selecta Technology, either alone or in combination with Gene Therapeutic(s), other than Spark Field-Specific Improvement Inventions and Spark-Assigned Gene Therapeutics Inventions. For the avoidance of doubt, any Selecta-Assigned Improvement Invention that satisfies the above criteria shall also constitute a Selecta-Invented Improvement Invention.
“Selecta-Invented Improvement IP” means the Selecta-Invented Improvement Inventions and Selecta-Invented Improvement Patents.
“Selecta-Invented Improvement Patents” means any Patent that Covers a Selecta-Invented Improvement Invention.
“Selecta IP” means Selecta Background IP, Selecta-Assigned Improvement IP and Selecta-Invented Improvement IP.
“Selecta Technology” means any Licensed Particle, SVP-Rapamycin or any other synthetic nanoparticle Controlled by Selecta or its Affiliates.
“Spark-Assigned Gene Therapeutic Improvement Inventions” means any Invention that is conceived, discovered, invented, created, made or reduced to practice or tangible medium by or on behalf of Selecta or any of its Affiliates either (a) [***] or (b) [***], in each case ((a) and (b)) [***] under this Agreement, [***].
“Spark-Assigned Gene Therapeutic Improvement IP” means the Spark-Assigned Gene Therapeutic Improvement Inventions and Spark-Assigned Gene Therapeutic Improvement Patents.
“Spark-Assigned Gene Therapeutic Improvement Patents” means any Patent that Covers only one or more Spark-Assigned Gene Therapeutic Improvement Inventions.
“Spark Background IP” means all Patents and Know-How relating to Gene Therapeutics that are Controlled by Spark or its Affiliates as of the Effective Date or that become Controlled by Spark or its Affiliates on or after the Effective Date, other than the Spark Field-Specific Improvement IP and Spark-Assigned Gene Therapeutic Improvement IP.
“Spark Common Stock” means common stock of Spark, par value $0.001 per share.
“Spark Field-Specific Improvement Invention” means any Invention that is conceived, discovered, invented, created, made or reduced to practice or tangible medium by or on behalf of [***], either (a) [***] or (b) [***] in each case ((a) and (b)), in the course of [***], that [***].
“Spark Field-Specific Improvement IP” means the Spark Field-Specific Improvement Inventions and Spark Field-Specific Improvement Patents.
“Spark Field-Specific Improvement Patents” means any Patent that Covers a Spark Field-Specific Improvement Invention and does not [***].

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“Spark IP” means the Spark Background IP, the Spark Field-Specific Improvement IP and Spark-Assigned Gene Therapeutic Improvement IP.
“SVP-Rapamycin” means SVP encapsulating the immunomodulator rapamycin.
“Target” means any of the Initial Target and any Additional Targets.
“Target Abandonment” means, with respect to a Target, prior to the First Commercial Sale of a Licensed Product directed to such Target, the failure of Spark or any of its Affiliates or Sublicensees to initiate or conduct any material Development activities with respect to any Licensed Product directed to such Target during any [***] period; provided that the running of such [***] period will automatically be tolled for so long as and to the extent that failure to initiate or conduct material Development is a result of a Force Majeure or any factor(s) that make such failure consistent with the exercise of Commercially Reasonable Efforts, unless and until Spark abandons any and all bona fide plans to commence or resume Development once such Force Majeure or factor(s) no longer pose a material obstacle to such Development.
“Terminated Targets” means (a) any [***], (b) any Target with respect to which this Agreement is terminated and (c) upon the expiration or termination of this Agreement in its entirety, all Targets.
“Territory” means worldwide.
“Third Party” means any Person other than Selecta, Spark or any Affiliate of either Party.
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.
“Valid Claim” means (a) an issued and unexpired claim of a Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a claim of a pending Patent that is being actively prosecuted and that remains pending not later than [***] years following the filing of the earliest patent application from which such claim derives priority and that has not been cancelled, withdrawn from consideration, abandoned, disclaimed, finally rejected or expired without the possibility of appeal or refilling.
“Vector” means a vehicle used to deliver genetic material to or edit genetic material in a cell.

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“Very Rare Indication” means an indication related to a Target with a known incidence of less than [***] people in the United States.

1.2	Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below.

Definition	Section
Acquisition	2.7(a)(i)
Antitrust Authority	2.9(a)
Agreement	Preamble
Bankruptcy Laws	2.5
cGMP Initial Supply	5.6
Claim	11.1
Clinical Supply Agreement	5.1
Commercial Milestone	6.6
Commercial Milestone Payment	6.6
Commercial Supply Agreement	5.1
Competing Product	2.6
Competitive Infringement	7.4(b)
Cure Period	9.2(b)(i)
Declaratory Judgment Action	7.4(a)
Development Milestone Payment	6.4
Development Plan	3.3
Diligence Cure Period	9.2(b)(iii)
Diligence Obligations	9.2(b)(iii)
[***]	2.2(c)
DSMB	3.7(a)
Effective Date	Preamble
Enforcement Action	7.4(b)
[***]	6.12
Force Majeure	13.4
Indemnitee	11.3
Infringement Claim	7.3
IP Working Group	7.6(a)
Licensed Particle Dispute	3.7(a)
Losses	11.1
LSA	10.1(d)
Next Generation Particle	2.11
Non-cGMP Initial Supply	5.6
Notice of Dispute	12.1(a)
Notice Period	9.2(a)
Option	2.2(a)
Option Exercise Payment	6.2

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Definition	Section
Party(ies)	Preamble
Payment Cure Period	9.2(b)(ii)
Project Coordinator	3.1
Proposed Future In-License Agreement	2.10
Quality Agreement	5.1
Regulatory Milestone Payment	6.5
Royalty Tier	6.10(a)
SAB	3.7(a)
Scheduled Payment	6.1
Securities Laws	8.2(b)
Selecta	Preamble
Selecta Indemnitee	11.2
Spark	Preamble
Spark Indemnitee	11.1
Stock Purchase Agreement	6.3
SVP	Preamble
Technology Transfer Option	5.3
Third Party Challenge	7.4(a)
Third Party Infringement	7.4(a)

1.3
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Exhibits shall refer to the particular Sections or Exhibits of or to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement:

(a)    the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;”
(b)    the word “day,” “quarter” or “year” (and derivatives thereof, e.g., “quarterly”) shall mean a calendar day, calendar quarter or calendar year unless otherwise specified (and “annual” or “annually” refer to a calendar year);
(c)    the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;
(d)    the word “hereof,” “herein,” “hereby” and derivative or similar word refers to this Agreement (including any Exhibits);
(e)    the word “or” shall have its inclusive meaning identified with the phrase “and/or;”
(f)    the words “will” and “shall” shall have the same obligatory meaning;

(g)    provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise;
(h)    words of any gender include the other gender; and
(i)    words using the singular or plural number also include the plural or singular number, respectively.

ARTICLE 2
LICENSE AND OPTIONS

2.1	License Grants to Spark.
(a)    Initial Target. Subject to the terms and conditions of this Agreement, commencing on the Effective Date, Selecta hereby grants to Spark an exclusive (even as to Selecta and its Affiliates) right and license in the Field in the Territory, with the right to grant sublicenses subject to Section 2.1(f) (Sublicenses), under the Selecta IP (i) to use, offer for sale, sell, import and otherwise Develop and Commercialize Licensed Products directed to the Initial Target, (ii) to make, have made and otherwise Manufacture Licensed Products directed to the Initial Target excluding the making, having made or Manufacturing of any Licensed Particles within such Licensed Products and (iii) contingent upon exercise of the Technology Transfer Option, make, have made and otherwise Manufacture Licensed Particles solely for inclusion in Licensed Products directed to the Initial Target and solely in accordance with Section 5.3 (Manufacturing Transfer).
(b)    Additional Targets. Commencing upon a Potential Target becoming an Additional Target in accordance with Section 2.2(a) (Grant of Option), Selecta hereby grants to Spark an exclusive (even as to Selecta and its Affiliates) right and license in the Field in the Territory, with the right to grant sublicenses, under the Selecta IP (i) to use, offer for sale, sell, import and otherwise Develop and Commercialize Licensed Products directed to such Additional Target, (ii) to make, have made and otherwise Manufacture Licensed Products directed to such Additional Target excluding the making, having made or Manufacturing of any Licensed Particles within such Licensed Products and (iii) contingent upon exercise of the Technology Transfer Option, make, have made and otherwise Manufacture Licensed Particles solely for inclusion in Licensed Products directed to such Additional Target and solely in accordance with Section 5.3 (Manufacturing Transfer).
(c)    Research License. Subject to the terms and conditions of this Agreement, Selecta hereby grants Spark a royalty-free, exclusive (even as to Selecta and its Affiliates) right and license, without any right to grant sublicenses, under the Selecta IP to perform research activities with respect to Potential Targets during the Option Period. Ownership of Inventions and Patents arising in the course of such activities shall be as set forth in Section 7.1(b) (Improvements). [***].

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(a)    Post-Royalty Term Licenses. Each license granted under Sections 2.1(a) (Initial Target) and 2.1(b) (Additional Targets) shall automatically convert to a fully paid-up, non-royalty bearing, perpetual, non-exclusive license on a country-by-country and Licensed Product-by-Licensed Product basis upon the expiration of the Royalty Term applicable to such Licensed Product in such country (but not upon an earlier termination of this Agreement with respect thereto).
(b)    Third Party Licenses. The licenses set forth in Sections 2.1(a) (Initial Target), 2.1(b) (Additional Targets) and 2.1(c) (Research License) include sublicenses under the In-License Agreements. Selecta has, prior to the Effective Date, provided Spark with copies of the MIT License and the BIND Cross License. Spark acknowledges that its rights with respect to the In-Licensed Patents are subject to the terms and conditions of the applicable In-License Agreement, including the field limitations and rights reserved to Third Parties set forth therein. Spark shall comply with, and shall require its sublicensees to comply with, the following terms and conditions of the In-License Agreements applicable to Spark and its sublicensees thereunder: Sections 2.6 (Sublicenses), 2.7 (U.S. Manufacturing), 2.8 (Retained Rights), 5.4 (Records), 11.2 (Export Control), 11.3 (Non-Use of M.I.T., Brigham, Harvard, Institute and CMCC Names) and 11.4 (Marking of Licensed Products) of the MIT License and Sections 2.3 (Sublicense Rights), 3.2 (Patent Marking) and 3.4 (No Challenge) of the BIND Cross License. In the event that a sublicensee of Spark fails to comply with such terms and conditions, then at either Party’s request the Parties shall discuss alternatives for correcting such noncompliance, which under appropriate circumstances may include Spark’s termination of such sublicense, or, if necessary in order for Selecta to avoid termination of an In-License Agreement (i.e., no cure or other alternative that avoids such termination is possible), Selecta may terminate this Agreement with respect to the sublicenses granted under such In-License Agreement in this Agreement on thirty (30) days’ notice if such noncompliance remains uncured. In addition, Spark shall prepare and deliver to Selecta any additional reports required under the MIT License sufficiently in advance to enable Selecta to comply with its obligations thereunder and to enable Selecta to calculate “Net Sales” as defined in the MIT License. Spark acknowledges that the license grant to Selecta under (i) the MIT License with respect to MIT Case No. 7856 and (ii) the BIND Cross License with respect to the BIND Patents is non-exclusive, and, therefore, that the license grants to Spark under Sections 2.1(a) (Initial Target) and 2.1(b) (Additional Targets) with respect to such Patents shall be exclusive only as to Selecta’s rights under such Patents.
(c)    Sublicenses. Spark shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Section 2.1(a) (Initial Target), Section 2.1(b) (Additional Targets) or Section 2.1(g) (Corporate Names), to its Affiliates and other Persons; provided that any such sublicenses shall (a) be consistent with the applicable terms and conditions of this Agreement and the MIT/Selecta/Spark Letter Agreement, and (b) include (i) record-keeping and audit provisions consistent with Section 6.16 (Maintenance of Records) and Section 6.17 (Audits), (ii) confidentiality obligations at least as restrictive as those set forth in ARTICLE 8 (Confidentiality), (iii) indemnification and insurance obligations consistent with those set forth in ARTICLE 11 (Indemnification, Insurance and Liability) and (iv) an assignment to Selecta of such sublicensee’s rights in Selecta-Assigned

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Improvement IP and certain Spark Field-Specific Improvement IP pursuant to Section 7.1(b) (Improvements). Any such sublicensee must comply with the applicable terms and conditions of this Agreement, but Spark shall remain primary obligor under this Agreement and shall be responsible for the acts and omissions of any such sublicensee as if they were performed by Spark. Any such sublicense shall not alter in any manner the responsibility of the Spark hereunder, including its obligation to Selecta for the payment of all payments due under this Agreement. Promptly upon entry into any such sublicense, Spark shall provide Selecta a copy of such sublicense, [***]. Spark shall ensure that any sublicense of the In-Licensed Patents by Spark in accordance with this Section 2.1(f) is consistent with the terms and conditions of the applicable In-License Agreement.
(d)    Corporate Names. Subject to the terms and conditions of this Agreement, commencing on the Effective Date, Selecta hereby grants to Spark a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.1(f) (Sublicenses), to use Selecta’s Corporate Names solely as required to comply with Section 4.4 (Markings).

2.2	Option.
(a)    Grant of Option. Subject to Section 6.2 (Option Exercise Payments), Selecta hereby grants to Spark an exclusive option to obtain exclusive licenses as set forth in Section 2.1(b) (Additional Targets) with respect to Licensed Products directed at up to four (4) Potential Targets (each, an “Option”) (in each case, [***]) at any time during the Option Period by providing written notice of exercise to Selecta and paying the Option Exercise Payment in accordance with Section 6.2 (Option Exercise Payments). Upon exercise of an Option with respect to a Potential Target and subject to Section 2.9 (HSR Act), such Potential Target shall become an Additional Target.
(b)    Reduction of Potential Target List. The number of Potential Targets on the Potential Target List shall initially be [***]. Each time an Option is exercised with respect to an Additional Target, such target shall be removed from the Potential Target List and shall cease to be a Potential Target under this Agreement. In addition, on the date that is [***] from the Effective Date, the number of Potential Targets on the Potential Target List shall be further reduced, [***].
(c)    [***].
(i)    During the Option Period, Spark shall have the right to [***]. In addition, during the Option Period, Spark shall have the right to [***]. If Spark proposes to [***]. Effective upon [***]. For the avoidance of doubt (a) following the date on which [***], and (b) at no point in time shall [***].
(i)    If Spark [***].
(d)    Expiration. Spark’s Options shall expire on the earliest to occur of (i) Spark’s exercise of an Option with respect to four (4) Potential Targets and (ii) the expiration of the Option

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Period. Upon such expiration, all targets remaining on the Potential Target List shall cease to be Potential Targets under this Agreement.
(e)    Indications. Within [***] after the Effective Date the Parties shall mutually determine the prevalence of the indications related to the Potential Targets. The designation of each Potential Target as related to a Rare Indication, a Very Rare Indication or neither a Rare Indication nor a Very Rare Indication shall be set forth on the Potential Target List and such designation shall be binding upon both Parties for all purposes hereunder. If the Parties fail to agree on such designation(s) initially, or if at a future date a Party believes that a designation should change and the other Party does not agree with such change, the Parties shall refer the matter to a mutually-agreeable technical expert to make such determination. In the event that the designation with respect to an Additional Target changes after relevant payments with respect to such Additional Target have been made, such change shall only affect payments that first become payable after the Parties first initiate discussions regarding the change in designation for such Additional Target.

2.3	Additional License Grants.
(a)    Subject to the terms and conditions of this Agreement, Spark hereby grants to Selecta a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, transferable and sublicensable (through multiple tiers) license under any Know-How in the Spark Background IP that Spark discloses to Selecta (in Spark’s sole discretion) solely to research, Develop, have Developed, Manufacture, have Manufactured, Commercialize and have Commercialized products that incorporate any Selecta Technology (but that do not incorporate any Gene Therapeutic Controlled by Spark) outside the Field.
(b)    Subject to the terms and conditions of this Agreement, Selecta hereby grants to Spark a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, transferable and sublicensable (through multiple tiers) license under any Selecta-Assigned Improvement IP and Selecta’s interest, if any, in Spark Field-Specific Improvement IP to make, have made, use, offer for sale, sell, import and otherwise Develop and Commercialize products that incorporate Gene Therapeutics (but that do not incorporate Licensed Particles) [***].

2.4
No Implied Licenses; Restrictions. Except as explicitly set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication or otherwise, in any Know-How or under any Patents Controlled by the other Party or its Affiliates. Spark will (a) not use any materials provided by Selecta to Spark hereunder other than as expressly provided in this Agreement, (b) use the Licensed Particles only as licensed under this Agreement, (c) not sell, transfer or otherwise provide Licensed Particles to Third Parties other than for the purpose of the Manufacture or sale of Licensed Products, (d) not attempt to reverse engineer, characterize, or ascertain the chemical structure or other make-up of, or perform experiments to determine the identity of, any Licensed Particle, other than as necessary or useful for the Development of any Licensed Product or, if applicable, in order to practice the manufacturing licenses with respect to the Licensed Particles set forth in Sections 2.1(a) (Initial Target) and 2.1(b) (Additional Targets), and (e) not make or attempt

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to make any or modifications to the Licensed Particles other than as necessary or useful for the Development of any Licensed Product.

2.5
Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the term of this Agreement by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the term of this Agreement by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. All payments owed to Selecta under Sections 6.4 (Development Milestones), 6.5 (Regulatory Milestones), 6.6 (Commercial Milestones) and 6.9 (Royalties) are, and shall otherwise be deemed to be, for purposes of the Bankruptcy Laws, “royalties” as defined under the Bankruptcy Laws.

2.6
Exclusivity. Selecta and its Affiliates shall not, and shall not grant any license or otherwise assist any Third Party to, directly or indirectly, Develop or Commercialize [***] (a “Competing Product”).

2.7	Competing Product Acquisitions.
(a)    Options. If Selecta or any of its Affiliates acquires or is acquired by a Third Party (whether such acquisition occurs by way of a purchase of assets, merger, consolidation or similar transaction) (an “Acquisition”), and where such Third Party is, at such time, actively Developing or Commercializing a Competing Product, then Selecta will promptly notify Spark upon the consummation of such Acquisition and, unless the Parties agree otherwise in writing, Selecta, or its applicable Affiliate, will (with respect to the applicable Competing Product), at its option and no later than [***] following the date of consummation of the Acquisition, notify Spark in writing of its determination to either:
(i)    divest, or cause the relevant Affiliate to divest, whether by license or otherwise, its interest in the Competing Product, to the extent necessary to be in compliance with Section 2.6 (Exclusivity);

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(ii)    terminate the Development or Commercialization of the Competing Product; or
(iii)    continue the Development or Commercialization of the Competing Product without the use of any Know-How or practice of any Patent, in each case, Controlled by Selecta or any of its Affiliates prior to the consummation of the Acquisition.
(b)    Divestiture or Termination. If Selecta notifies Spark in writing that it or its relevant Affiliate intends to divest such Competing Product or terminate the Development or Commercialization of the Competing Product as provided in Section 2.7(a) (Options), then Selecta or its relevant Affiliate will effect the consummation of such divestiture within [***] or effect such termination within [***] subject to compliance with applicable Law (as applicable), after the consummation of the Acquisition, and will confirm to Spark in writing when such divestiture or termination has been completed. Selecta will keep Spark reasonably informed of its efforts and progress in effecting such divestiture or termination until it is completed.
(c)    Continuation of Development. If Selecta notified Spark in writing that it or its relevant Affiliate intends to continue the Development or Commercialization of the Competing Product as provided in Section 2.7(a) (Options), such Development or Commercialization of such Competing Product will not be a breach of Section 2.6 (Exclusivity) for so long as Selecta or its relevant Affiliate does not use of any Know-How or practice any Patent, in each case, Controlled by Selecta or any of its Affiliates prior to the consummation of the Acquisition.

2.8
Reservation of Rights. Subject to Section 2.6 (Exclusivity), Selecta expressly reserves the right under the Selecta IP (i) to make, have made, use, offer for sale, sell, import and otherwise Develop, Manufacture and Commercialize the Licensed Particles for all purposes outside the Field and (ii) to perform its obligations hereunder, including the Manufacture and supply of Licensed Particles to Spark.

2.9	HSR Act.
(a)    HSR Filings. If Spark reasonably determines in good faith prior to the exercise of an Option for a Potential Target that the exercise of such Option requires HSR Clearance under the HSR Act, Spark shall provide written notice of such determination to Selecta in its notice of exercise such Option for such Potential Target. If HSR Filings are required, each Party shall use Commercially Reasonable Efforts to prepare and file its respective HSR Filing as promptly as is practicable. The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filings. [***] shall be responsible for [***], incurred by such Party in connection with the preparation and filing of submissions to the FTC and DOJ (“Antitrust Authority”) under the HSR Act in accordance with this Section 2.9 and [***] shall be responsible for all HSR Act filing fees in connection therewith. The Parties shall use their respective Commercially Reasonable Efforts to obtain HSR Clearance for the exercise of such Option and to resolve as promptly as practicable any objections that

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may be asserted with respect to this Agreement or the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory law.
Specifically, without limitation, each Party shall: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Antitrust Authority with respect to such Option exercise for such Potential Target, (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Antitrust Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Antitrust Authority unless it has given the other Party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Antitrust Authority, gives the other the opportunity to attend and participate therein, (iv) furnish the other Party’s outside legal counsel with copies of all filings and communications between it and any such Antitrust Authority with respect to such Option exercise for such Potential Target; provided that such material may be redacted as necessary (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns and (3) to comply with applicable Law, (v) furnish the other Party’s outside legal counsel with such necessary information and reasonable assistance as the other Party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Antitrust Authority, and (vi) use Commercially Reasonable Efforts to respond as soon as practicable to requests for information by any Antitrust Authority.
(b)    Tolling of Option Exercise and Payment Obligations. If the exercise by Spark of any Option requires the making of filings under the HSR Act, then all rights and obligations related to the exercise of such Option for the applicable Potential Target (including payment of any Option Exercise Payment) shall be tolled until HSR Clearance for such Option exercise.
(c)    Termination. If the Parties make an HSR Filing with respect to an exercise of an Option for a Potential Target pursuant to Section 2.9(a) (HSR Filings) and HSR Clearance for such Option exercise has not occurred on or prior to one hundred eighty (180) days after the effective date of the latest HSR Filing made by the Parties with respect to such Option exercise, then the Option exercise will be revoked and such Potential Target will no longer be a Potential Target for all purposes under this Agreement at the election of either Party immediately upon notice to the other Party, if (a) any Antitrust Authority has instituted (or threatened to institute) any action, suit or proceeding including seeking, threatening to seek or obtaining a preliminary injunction under the HSR Act against Selecta and Spark to enjoin or otherwise prohibit the transactions contemplated by this Agreement related to such Option exercise for such Potential Target, or (b) the Parties have not resolved any and all objections of any Antitrust Authority as contemplated by Section 2.9(a) (HSR Filings). In addition, Spark may (in its sole discretion) elect to [***], upon which notice the Option exercise will be revoked and such Potential Target will no longer be a Potential Target for all purposes under this Agreement. For clarity, if an Option exercise is revoked pursuant to this Section

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2.9(c), Spark may exercise such Option with respect to another Potential Target during the Option Period.

2.10	Future In-License Agreements.

(a)
As between the Parties, Selecta shall have the first right to enter into Third Party agreements related to Know-How, Patents, or other intellectual property rights related to any Selecta Technology, including in combination with any Gene Therapeutic, in Selecta’s sole discretion. If Spark desires to enter any Third Party agreement for any such Know-How, Patents or other intellectual property rights, it shall provide written notice of such desire to Selecta and Selecta will have the first right to enter into such a license and shall sublicense such rights to Spark under this Agreement. If Selecta determines to enter into such a license, then prior to doing so Selecta shall provide Spark with a reasonable opportunity to review and comment on the proposed terms of such license that are applicable to Spark as a sublicensee thereunder. Selecta shall use reasonable efforts to negotiate the terms of such license accordingly. If Selecta or any of its Affiliates does not enter a Third Party agreement for such Know-How, Patents or other intellectual property rights within [***] after receipt of notice from Spark or, if Selecta is using Commercially Reasonable Efforts to negotiate such Third Party Agreement, [***] after receipt of notice from Spark, or if Selecta provides written notice to Spark that it does not intend to enter a Third Party agreement for such Know-How, Patents or other intellectual property rights, then [***]. If [***]. If Selecta notifies Spark in writing that it wishes to obtain a non-exclusive sublicense of under [***]

(b)
If Selecta or any of its Affiliates becomes a party to a license, sublicense or other agreement for any Know-How or Patent, with the right to sublicense, that, in the case of Know-How, is reasonably necessary or useful for the Development, Manufacture or Commercialization of a Licensed Product, or in the case of a Patent, Covers a Licensed Product, then Selecta shall inform Spark and shall provide Spark with a copy of such license, sublicense, or other agreement (“Proposed Future In-License Agreement”), which may be redacted of terms not relevant to Spark’s rights and obligations as a sublicensee. If Spark notifies Selecta in writing that it wishes to be bound by the rights and obligations of the Proposed Future In-License Agreement as they apply to Spark and this Agreement, then the Proposed Future In-License Agreement shall automatically become an In-License Agreement for the purposes of this Agreement, and any Know-How or Patent Controlled by Selecta thereunder shall be included in the Selecta Background Know-How or Selecta Background Patents (as applicable) hereunder and Spark agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to Spark and this Agreement under such In-License Agreement; provided that Selecta shall be solely responsible for all payment amounts due to the licensor under any such In-License Agreement entered into by Selecta.

2.11
Next Generation Particles. Selecta will inform Spark in writing in the event that (a) during the [***] after (i) the Effective Date with respect to the Initial Target or (ii) the exercise of Spark’s Option with respect to each Additional Target, as applicable, Selecta or its Affiliates Develops or otherwise Controls any [***] that (x) [***], or (b) during the [***] after the Effective Date, Selecta or its Affiliates Develops or otherwise Controls any [***] that either

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(A) [***] (each [***] in (a) and (b), a “Next Generation Particle”), and [***]. Spark [***] and upon written notice to Selecta. If Spark [***] Licensed Particle, the Parties shall negotiate in good faith amendments to the Clinical Supply Agreement and Commercial Supply Agreement for the supply of the new Licensed Particle, including reasonable amendments to address payment for manufacturing process development and scale-up of the new Licensed Particle and changes to supply cost based on the manufacturing process of such new Licensed Particle. For clarity, nothing in this Agreement shall require Selecta or its Affiliates to Develop any Next Generation Particle.
ARTICLE 3
DEVELOPMENT

3.1
Project Coordinators. Each of the Parties shall appoint one (1) representative possessing a general understanding of this Agreement and of drug product Development to act as the primary point of contact between the Parties with respect to the activities set forth herein (each, a “Project Coordinator”). Subject to the foregoing, either Party may replace its Project Coordinator at any time with prior notice to the other Party. Upon the occurrence of any material event related to the Development or Manufacture of the Licensed Products, the Project Coordinators shall promptly update each other with respect to such material event. The Project Coordinators may conduct in-person meetings or teleconferences to discuss the Development and Manufacture of Licensed Products and may invite additional personnel from either Party to attend any such meetings or teleconferences.

3.2	Development Diligence.
(a)    General. Spark shall use Commercially Reasonable Efforts to Develop a Licensed Product directed to each Target and to obtain Marketing Authorization for a Licensed Product directed to each Target in the [***]. Selecta acknowledges that it will be consistent with the use of Commercially Reasonable Efforts for Spark to conduct the Development of a Licensed Product for [***].
(b)    Selecta’s sole and exclusive remedy and Spark’s sole and exclusive liability for any breach by Spark of this Section 3.2 shall be the termination right set forth in Section 9.2(b)(iii) (Material Breach) as to the applicable Target in the applicable country(ies), subject to the materiality, notice, cure and other limitations therein.

3.3
Development Plan. Spark shall be solely responsible for designing and conducting the Development activities necessary to fulfill its obligations under Section 3.2 (Development Diligence), and shall outline such activities with respect to Licensed Particles in a reasonably detailed plan customized for each Target (as may be updated from time to time by Spark, each a “Development Plan”). Each Development Plan will describe the material Development activities planned to be undertaken. Without limiting any other provisions of this Agreement (i) Selecta shall have a reasonable opportunity to review each Development Plan or any material update or amendment thereto prior to the start of its execution and may provide comments to Spark with respect to aspects of the Development Plan related to Licensed Particles and the combination of a Licensed Particle with a Gene Therapeutic, and

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Spark shall reasonably consider all such comments and (ii) Spark shall keep Selecta reasonably informed through the Project Coordinators as to the progress of its Development activities under the Development Plan. Spark shall conduct all material Development activities with respect to a Licensed Product in accordance with the applicable Development Plan.

3.4
Development Reports. Commencing in 2018 and for so long as Spark is conducting activities under a Development Plan, no later than [***] after the end of each calendar year, Spark shall provide Selecta with a written report regarding the status of Spark’s Development under such Development Plan and the material Development activities undertaken by Spark with respect to the applicable Target in the preceding calendar year.

3.5	Regulatory Activities.
(a)    Regulatory Activities by Spark. Spark shall have the sole right and responsibility to prepare and file all BLAs, MAAs and otherwise obtain and maintain approvals from Regulatory Authorities (including Marketing Authorizations) that are necessary for Development and Commercialization of the Licensed Products in the Field in the Territory, and otherwise interact with Regulatory Authorities as appropriate with respect to the Licensed Products. Spark will own all such BLAs and MAAs and other Regulatory Materials for Licensed Products. Without limiting the foregoing, Selecta shall have a reasonable opportunity to review and comment on Regulatory Materials for any Licensed Product prior to the filing thereof with a Regulatory Authority and Spark shall reasonably consider all such comments and shall not unreasonably decline to implement any such comments related solely to the Licensed Particles.
(b)    Safety Information. Each Party shall promptly provide the other Party with all adverse event and other material safety information relating to the Licensed Particles that is or becomes known to such Party
(c)    Information Sharing. Spark shall promptly share all Regulatory Material it receives in writing from a Regulatory Authority with Selecta that relates to a Licensed Particle. Spark shall have the right to redact such portions of any such Regulatory Materials that relates to a Gene Therapeutic Controlled by Spark but not to a Licensed Particle.
(d)    Regulatory Meetings. Selecta shall have the right to participate in those portions of meetings and calls with Regulatory Authority related to a Licensed Product that relate to the Licensed Particles. Spark shall apply Commercially Reasonable Efforts to organize the agenda of any meetings or calls with Regulatory Authorities in such a way that matters related exclusively to the Licensed Particles are discussed separately from matters that solely involve the Gene Therapeutic contained in the applicable Licensed Product.

3.6
Assistance by Selecta. Selecta shall use Commercially Reasonable Efforts to assist Spark (including by taking actions or providing data, documents, references to drug master files and other information in accordance with Spark’s reasonable request) as required by any of the following: (a) a Regulatory Authority, (b) an investigational review board, (c) a hospital

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formulary, (d) a pharmacy and therapeutics committee, or (e) other hospital governing authority, in each case for the use of a Licensed Particle for the conduct of Clinical Trials or Commercialization of Licensed Products in the Field. Selecta shall also use Commercially Reasonable Efforts to provide any support reasonably requested by Spark with respect to any FDA and EMA meetings and correspondence for which Spark has responsibility pursuant to Section 3.5(a) (Regulatory Activities by Spark). Selecta shall not be required to disclose proprietary CMC information to Spark that is contained in a drug master file unless (i) Spark can demonstrate that the disclosure of such information to Spark is required by a Regulatory Authority to approve the Development or Commercialization of a Licensed Product or (ii) Spark’s manufacturing license(s) with respect to the Licensed Particles set forth in Sections 2.1(a) (Initial Targets) or 2.1(b) (Additional Targets) become effective.

3.7	Other Selecta Projects.
(a)    General. In the event that Selecta reasonably demonstrates that Spark’s Development activities under this ARTICLE 3 (Development) could reasonably be expected to negatively impact Selecta’s or any of its Affiliates’ or licensees’ Development or Commercialization of other products containing a Licensed Particle (a “Licensed Particle Dispute”), then Selecta may refer the matter to the Project Coordinators who shall thereafter negotiate in good faith to resolve the Licensed Particle Dispute and, if appropriate, recommend amendments to the Development Plan to address Selecta’s concerns. If the Project Coordinators cannot resolve the Licensed Particle Dispute within [***], the Licensed Particle Dispute shall be discussed in good faith by the Chief Executive Officers of Spark and Selecta (or an appropriate senior executive designated by such Chief Executive Officer), provided that (i) a Licensed Particle Dispute that is not resolved by the Chief Executive Officers (or an appropriate senior executive designated by such Chief Executive Officer) within [***], other than a Licensed Particle Dispute related to patient safety with respect to a proposed or ongoing Clinical Trial, shall be finally resolved by the Chief Executive Officer of Spark (or an appropriate senior executive designated by such Chief Executive Officer) and (ii) a Licensed Particle Dispute related to patient safety with respect to a proposed or ongoing Clinical Trial that is not resolved by the Chief Executive Officers (or appropriate senior executives designated by such Chief Executive Officers) within [***] shall be referred to the data safety monitoring board constituted by Spark for such proposed Clinical Trial (“DSMB”) or, if such DSMB has not been constituted at the time of the Licensed Particle Dispute, to Spark’s Scientific Advisory Board (“SAB”) for resolution in accordance with Section 3.7(b) (Data Safety Monitoring Board).
(b)    [***] Dispute Resolution. [***].

3.8
Development Costs. Each Party shall be responsible for its own costs and expenses incurred in performing its obligations pursuant to Sections 3.1 (Project Coordinators), 3.2 (Development Diligence), 3.3 (Development Plan), 3.4 (Development Reports), 3.5 (Regulatory Activities) and 3.7 (Other Selecta Projects). Spark shall reimburse Selecta for all FTE Costs and Out-of-Pocket Costs incurred by Selecta or any of its Affiliates in performing activities specifically requested by Spark under Sections 3.6 (Assistance by

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Selecta). [***]. Selecta shall invoice Spark after the end of each calendar quarter for all such FTE Costs and Out-of-Pocket Costs and Spark shall pay the invoiced amount within [***] after receipt thereof.
ARTICLE 4
COMMERCIALIZATION

4.1
Commercial Diligence. Spark shall use Commercially Reasonable Efforts to Commercialize a Licensed Product directed to each Target in [***] where such Licensed Product receives Marketing Authorization. Selecta’s sole and exclusive remedy and Spark’s sole and exclusive liability for any breach by Spark of this Section 3.2 shall be the termination right set forth in Section 9.2(b)(iii) (Material Breach) as to the applicable Target in the applicable country(ies), subject to the materiality, notice, cure and other limitations therein

4.2
Commercialization Activities. Spark shall be solely responsible for designing and conducting the Commercialization activities necessary to fulfill its obligations under Section 4.1 (Commercial Diligence). Spark shall keep Selecta reasonably informed through the Project Coordinators as to the progress of its Commercialization activities with respect to each Licensed Product.

4.3
First Commercial Sale Notices. Spark shall provide Selecta written notice of (i) the anticipated date of First Commercial Sale of each Licensed Product in [***], as reasonably estimated by Spark, at least [***] prior to such anticipated date of First Commercial Sale and (ii) the anticipated date of First Commercial Sale of each Licensed Product in each other country, as reasonably estimated by Spark, at least [***] prior to such anticipated date of First Commercial Sale, and shall provide Selecta with a prompt update if its estimate changes. Spark shall provide Selecta written notice of the First Commercial Sale of each Licensed Product in each country within [***] after the occurrence such First Commercial Sale.

4.4	Markings.
(a)    To the extent required by Law in a country or other jurisdiction in the Territory, the promotional materials, packaging, and labeling for a Licensed Product used by Spark and its Affiliates and sublicensees in connection with such Licensed Product in such country or other jurisdiction shall contain (i) the Corporate Name of Selecta, and (ii) the logo and corporate name of the manufacturer (if other than Selecta).
(b)    To the extent commercially feasible and consistent with prevailing business practices, or otherwise as required by Law, Spark and its Affiliates and sublicensees shall mark all Licensed Products with the number of each issued patent in the Selecta IP that applies to such Licensed Products.

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ARTICLE 5
MANUFACTURE

5.1
General. Selecta shall retain the responsibility to Manufacture preclinical, clinical and commercial supplies of the Licensed Particles to be included in Licensed Products, subject to Section 5.3 (Manufacturing Transfer), and shall supply Spark’s preclinical, clinical and commercial requirements of the Licensed Particles. The Manufacturing and supply by Selecta of the Licensed Particles for preclinical and clinical Development by Spark of Licensed Products prior to Pivotal Clinical Studies shall be covered by a mutually acceptable supply agreement (the “Clinical Supply Agreement”) to include the terms set forth on Exhibit E (Principal Terms of Supply Agreements) and such other terms and conditions as are reasonable and customary for an agreement governing the Manufacturing and supply of a biopharmaceutical product by a licensor that receives consideration for the development, licensing and commercialization of such product, pursuant to which Selecta shall supply to Spark Spark’s requirements of the Licensed Particles solely for inclusion in Licensed Products for use in preclinical and clinical Development activities up to Pivotal Clinical Studies. The Manufacturing and supply by Selecta of the Licensed Particles for Pivotal Clinical Studies and Commercialization by Spark of Licensed Products shall be covered by a mutually acceptable supply agreement to include the terms set forth on Exhibit E (Principal Terms of Supply Agreements) and such other terms and conditions as are reasonable and customary for an agreement governing the Manufacturing and supply of a biopharmaceutical product by a licensor that receives consideration for the development, licensing and commercialization of such product, pursuant to which Selecta shall supply to Spark Spark’s requirements of the Licensed Particles solely for inclusion in Licensed Products for use in Pivotal Clinical Studies and Commercialization of Licensed Products (the “Commercial Supply Agreement”). Concurrently with the execution of each of the Clinical Supply Agreement and the Commercial Supply Agreement, the Parties shall negotiate and enter into a quality agreement (each, a “Quality Agreement”).

5.2
Negotiation of Supply Agreements. The Parties shall commence negotiation of the Clinical Supply Agreement within [***] after the Effective Date and shall commence negotiation of the Commercial Supply Agreement within [***] after the Effective Date. The Parties will use Commercially Reasonable Efforts to negotiate and agree on the Clinical Supply Agreement and the Commercial Supply Agreement and shall negotiate in good faith. Any breach of this Section 5.2 shall be deemed a material breach of the Agreement for the purposes of Section 9.2(b)(i) (Material Breach).

5.3
Failure to Enter Supply Agreements. If despite good faith negotiations and the use of Commercially Reasonable Efforts by the Parties as set forth in Section 5.2 (Negotiation of Supply Agreements), the Parties fail to execute the Clinical Supply Agreement by [***], then Spark’s obligation to make the payment set forth in Section 6.1(c) (Scheduled Payments) and purchase the Second Acquisition Right Shares (as defined in the Stock Purchase Agreement) will be tolled until the earlier of [***]. If despite good faith negotiations and the use of Commercially Reasonable Efforts by the Parties as set forth in Section 5.2 (Negotiation of Supply Agreements), the Parties fail to execute the Commercial Supply

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Agreement by [***] prior to the scheduled commencement of the first Pivotal Clinical Study for a Licensed Product, then Spark’s obligation to make any payment that becomes due under this Agreement after such time will be tolled until the earlier of (a) such time as the Parties execute the Commercial Supply Agreement or (b) Spark’s exercise of the Technology Transfer Option in accordance with Section 5.4 (Manufacturing Transfer). For the avoidance of doubt, nothing in this Section 5.3 shall limit the Parties’ obligation to use Commercially Reasonable Efforts to negotiate and agree on the Clinical Supply Agreement and the Commercial Supply Agreement and to negotiate in good faith in accordance with Section 5.2 (Negotiation of Supply Agreements).

5.4
Manufacturing Transfer. Spark shall have the option of assuming the responsibility for the Manufacture of clinical and commercial supplies of the Licensed Particles solely for inclusion in Licensed Products upon written notice to Selecta (a) [***] or (b) [***]. If Spark exercises such option (the “Technology Transfer Option”), the Parties will promptly enter into a technology transfer agreement pursuant to which Selecta shall transfer to Spark or a Third Party contract manufacturer designated by Spark Selecta’s Know-How concerning the Manufacture of the Licensed Particles and provide Spark with reasonable assistance in Spark’s preparations to have Manufactured the Licensed Particles. In addition, such technology transfer agreement shall include reasonable provisions necessary for the protection of Selecta’s rights in the transferred Know-How.

5.5
Right of Reference. Selecta, as reasonably requested by Spark, will grant to Spark a “right of reference or use” as that term is defined in 21 C.F.R. 314.3(b) or any equivalent foreign law or regulation, under any information relating to the Licensed Particles that is contained in the Regulatory Materials Controlled by Selecta to the extent reasonably necessary to assist Spark in obtaining Marketing Authorization for a Licensed Product on a Licensed Product-by-Licensed Product basis. In addition, Selecta shall grant to the Spark the full right to use and refer to any relevant Drug Master File, as that term is defined in 21 C.F.R. § 314.420, and any foreign equivalents, for the Licensed Particles in the Field, and will provide a copy of the written authorization for such use and reference to Spark upon such Spark’s request. Spark’s rights under this Section 5.5 shall expire upon a manufacturing transfer as contemplated by Section 5.3 (Manufacturing Transfer).

5.6
Initial Supply. Selecta will supply SEL-110 to Spark until [***] in accordance with the terms of this Section 5.6 and Exhibit F (Initial Supply Order). Exhibit F (Initial Supply Order) sets forth (i) the quantity of SEL-110 ordered by Spark for delivery on or before the specific date set forth on Exhibit F (Initial Supply Order), (ii) whether such SEL-110 is process development material that is not Manufactured in accordance with cGMP (“Non-cGMP Initial Supply”) or is cGMP-grade material that is Manufactured in accordance with cGMP (“cGMP Initial Supply”) and (iii) whether such SEL-110 will be Manufactured with the [***] manufacturing process or the [***] manufacturing process. Spark may cancel or reduce the quantity of SEL-110 set forth on Exhibit F (Initial Supply Order) by providing notice to Selecta at least [***] in advance of when such SEL-110 would otherwise be delivered; provided, however, Spark may not cancel or reduce the quantity of cGMP Initial Supply set forth on Exhibit F (Initial Supply Order) by more than [***]. Selecta will (subject

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to any reduction elected by Spark in accordance with the immediately preceding sentence) deliver the quantities of SEL-110 set forth on Exhibit F (Initial Supply Order) that conform to the specifications set forth on Exhibit C (SEL-110), EXW (Incoterms 2010) Selecta’s facility in the United States, in accordance with Spark’s reasonable delivery instructions on or before the specific date set forth on Exhibit F (Initial Supply Order) for such quantity of SEL-110. Non-cGMP Initial Supply will be supplied at a price of $[***] if the [***] manufacturing process is used or at a price of $[***] if the [***] manufacturing process is used. Non-cGMP Initial Supply will be purchased [***] with the exception of any Non-cGMP Initial Supply that Selecta supplies [***]. cGMP Initial Supply will be supplied [***]. cGMP Initial Supply will be purchased by batch. Following delivery of SEL-110 to Spark under this Section 5.6, Selecta will invoice Spark for such Licensed Particles and Spark will pay such invoice within [***].

5.7
Failure of Initial Supply. If Selecta fails to deliver any SEL-110 to Spark in accordance with Section 5.6 (Initial Supply) at any point prior to [***], then Spark’s obligation to [***] will be tolled for [***]. If Selecta fails to deliver any SEL-110 to Spark in accordance with Section 5.6 (Initial Supply) at any point prior to [***], then Spark’s obligation to [***] will be tolled until the earlier of (a) such time [***] or (b) [***]. For the avoidance of doubt, nothing in this Section 5.7 shall give rise to the Technology Transfer Option under Section 5.4 (Manufacturing Transfer).

ARTICLE 6
COMPENSATION

6.1
Scheduled Payments. In consideration of the rights granted hereunder, Spark shall make the following scheduled payments to Selecta in immediately available funds (each, a “Scheduled Payment”). For the avoidance of doubt, the timing of each Scheduled Payment shall be determined by Spark in its sole discretion (provided that each Scheduled Payment shall be made no later than the applicable date set forth below). Selecta’s sole and exclusive remedy and Spark’s sole and exclusive liability for any failure by Spark to make a Scheduled Payment by the applicable date set forth below shall be the termination of this Agreement as set forth in Section 9.2(e) (Termination for Failure to Make Scheduled Payment). Each Scheduled Payment shall be paid [***] that shall become payable under this Section 6.1 is $[***]. Notwithstanding anything to the contrary in this Agreement, Spark will [***] of (i) such time as [***] described in Section [***].

Scheduled Payment	Payment (in $ millions)
(a) Initial Payment - payable by Spark within [***] after the Effective Date	10
(b) Second Payment – payable by Spark no later than [***]	[***]
(c) Third Payment – payable by Spark no later than [***]	[***]

6.2	Option Exercise Payments. If Spark elects to exercise an Option with respect to an Additional Target, Spark shall pay [***] for each Option exercised (each an “Option Exercise

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Payment”); provided, however, that the Option Exercise Payment shall be reduced to [***] for Additional Targets related to Rare Indications and the Option Exercise Payment shall be [***] for Additional Targets related to Very Rare Indications. The Option Exercise Payment shall be payable by Spark within [***] after Spark’s notice that it is exercising such Option or within [***] after HSR Clearance, if an HSR Filing is needed.

6.3
Equity Purchases. In consideration of the rights granted hereunder, Selecta shall issue and sell to Spark, and Spark shall purchase from Selecta, shares of Selecta common stock, par value $0.0001 per share, pursuant to the terms of the stock purchase agreement attached as Exhibit G (Stock Purchase Agreement) (the “Stock Purchase Agreement”). Selecta’s sole and exclusive remedy and Spark’s sole and exclusive liability for any failure by Spark to make equity purchases as required by the Stock Purchase Agreement shall be the termination of this Agreement as set forth in Section 9.2(f) (Termination for Failure to Make Equity Purchase).

6.4
Development Milestones. Subject to Section 6.7 (Exceptions), Spark shall pay Selecta a milestone payment upon the first achievement by Spark, its Affiliate or a sublicensee of the applicable development milestone event set forth in the table below with respect to a Licensed Product directed to each Target, on a Target-by-Target basis (each, a “Development Milestone Payment”). Each Development Milestone Payment shall be paid [***] that can become payable under this Section 6.4 is $[***] per Target.

Development Milestone Event (for Licensed Products directed to a Target)	Milestone Payment (in $ millions)
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]

6.5
Regulatory Milestones. Subject to Section 6.7 (Exceptions), Spark shall pay Selecta a milestone payment upon the first achievement by Spark, its Affiliate or a sublicensee of the applicable regulatory milestone event set forth in the table below with respect to a Licensed Product directed to each Target, on a Target-by-Target basis (each, a “Regulatory Milestone Payment”). Each Regulatory Milestone Payment shall be paid [***] that can become payable under this Section 6.5 is $[***] per Target.

Regulatory Milestone Event (for Licensed Products directed to a Target)	Milestone Payment (in $ millions)
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]

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6.6
Commercial Milestones. Subject to Section 6.7 (Exceptions), Spark shall pay Selecta a milestone payment upon the first achievement by Spark, its Affiliate or a sublicensee of the applicable commercial milestone event set forth in the table below (each a “Commercial Milestone”) with respect to a Licensed Product directed to each Target, on a Target-by-Target basis (each, a “Commercial Milestone Payment”). Each Commercial Milestone Payment shall be paid [***] under this Section 6.6 is $365,000,000 per Target.

Commercial Milestone (for Licensed Products directed to a Target)	Milestone Payment (in $ millions)
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]
(d) [***]	[***]
(e) [***]	[***]
(f) [***]	[***]
If more than one of the Commercial Milestone set forth in items 6.6(d)-6.6(f) is achieved with respect to a Licensed Product directed to a Target in the same calendar year, then the [***] related to such Commercial Milestones earned in such calendar year shall be [***] shall be due and payable in [***]. For the avoidance of doubt, no more than one Commercial Milestones Payment related to such Commercial Milestones with respect to a Licensed Product directed to a Target shall be due and payable in any given calendar year.

6.7	Exceptions. Notwithstanding anything to the contrary herein:
(a)    In the event that Spark makes any Development Milestone Payments or Regulatory Milestone Payments with respect to a Licensed Product directed to a Target the Development of which Spark determines to abandon and replace with another Licensed Product directed to the same Target, Spark shall be entitled to offset any Development Milestone Payments or Regulatory Milestone Payments made to Selecta with respect to such abandoned Licensed Product against any Development Milestone Payments or Regulatory Milestone Payments subsequently coming due to Selecta with respect to such replacement Licensed Product.
(b)    Each Development Milestone Payment and Regulatory Milestone Payment applicable to a Licensed Product directed to an Additional Target related to a Rare Indication shall equal [***]% of the Dollar value set forth in the tables above; and
(c)    Each Development Milestone Payment and Regulatory Milestone Payment applicable to Licensed Product directed to an Additional Target related to a Very Rare Indication shall equal [***]% of the Dollar value set forth in the tables above.

6.8
Payment by Equity Issuance. For three (3) years following the Effective Date, if Spark is listed on a national securities exchange, Spark shall have the right, but not the obligation to settle up to 50% of its obligation to make any Development Milestone Payment or Regulatory Milestone Payment coming due in such period by issuing Spark Common Stock having a

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Fair Market Value equal to the percentage of such Development Milestone Payment or Regulatory Milestone Payment, as applicable, being settled thereby. For the avoidance of doubt, Spark’s rights under this Section 6.8 shall be on a Target-by-Target and payment-by-payment basis, and any issuance of Spark Common Stock pursuant to this Section 6.8 shall be conducted in compliance with applicable exemptions from the registration requirements of the Securities Act of 1933, as amended and from all applicable state registration or qualification requirements, and such shares shall subsequently be registered for resale.

6.9	Royalties.
Subject to Section 6.10 (Royalty Adjustments), Spark shall pay to Selecta royalties on Licensed Products directed to each Target, on a Target-by-Target and country-by-country basis, in respect of Net Sales of such Licensed Products in the Field in the Territory during the applicable Royalty Term, at the royalty rates set forth below.

Aggregate World-Wide Net Sales of Licensed Products directed to a Target per Calendar Year	Royalty Rate Applicable to such Net Sales
(i) [***]	[***]%
(ii) [***]	[***]%
(iii) [***]	[***]%

6.10	Royalty Adjustments.
(a)    The royalty tiers with respect to Net Sales described in items 6.9(i)-(iii) (each, a “Royalty Tier”) shall be adjusted, on a Licensed Product-by-Licensed Product basis, such that the Net Sales threshold(s) for each Royalty Tier shall be reduced to (i) [***]of the Net Sales threshold(s) that would otherwise be applicable to such Royalty Tier for each Licensed Product directed to an Additional Target related to a Rare Indication and (ii) [***] of the Net Sales threshold(s) that would otherwise be applicable to such Royalty Tier for each Licensed Product directed to an Additional Target related to a Very Rare Indication.
(b)    The royalties payable by Spark with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, to [***] of the amounts otherwise due to Selecta pursuant to Section 6.9 (Royalties) during any portion of the Royalty Term when (i) no Valid Claim included in (A) the Selecta Background Patents, (B) the Selecta-Invented Improvement Patents or (C) any Spark Field-Specific Improvement Patent that Covers a Spark Field-Specific Improvement Invention jointly invented by Selecta, in each case, Covers such Licensed Product in such country and (ii) Regulatory Exclusivity does not apply to such Licensed Product in such country.
(c)    Without limiting Section 2.10 (Future In-License Agreements) or Section 6.12 (Existing License Agreements), the royalties payable by Spark with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, by an amount equal to [***] of the [***] with respect to license

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rights to Third Party Patents that Cover the Licensed Particle in such Licensed Product in such country, provided that with respect to any such [***] to a Third Party for the license of rights both inside and outside the Field, only the portion of such payments that are reasonably allocable to the Development, Manufacture or Commercialization of Licensed Products in the Field may be deducted pursuant to this Section 6.10(c).
(d)    Notwithstanding the foregoing, all credits and reductions pursuant to Section 6.10(b) (Royalty Adjustments) and 6.10(c) (Royalty Adjustments) shall not reduce the royalties payable to Selecta with respect to any Licensed Product to less than [***] of the royalties otherwise due to Selecta pursuant to Section 6.9 (Royalties). For the avoidance of doubt, however, this Section 6.10(d) shall not limit Selecta’s indemnification obligations or Spark’s right to offset such indemnification oblations pursuant to ARTICLE 11 (Indemnification, Insurance and Liability).
(e)    Notwithstanding the royalty rates set forth in Section 6.9 and the credits and reductions pursuant to Sections 6.10(b) and 6.10(c) (Royalty Adjustments), in no event shall the royalties payable by Spark to Selecta hereunder on Net Sales (as defined in this Agreement) of Licensed Product be less than [***]. For the avoidance of doubt, however, this Section 6.10(e) shall not limit Selecta’s indemnification obligations pursuant to ARTICLE 11 (Indemnification, Insurance and Liability).

6.11	Reports and Payments.
(a)    Milestones. Within [***] of achievement, Spark shall promptly notify Selecta of the achievement of any milestone event for a Licensed Product in the Field achieved in accordance with Sections 6.4 (Development Milestones), 6.5 (Regulatory Milestones) and 6.6 (Commercial Milestones). Each Development Milestone Payment and each Regulatory Milestone Payment shall be due within [***]after achievement of the applicable milestone event, except that payment with respect to the [***]Milestone shall be due upon the earlier of (i) [***] after such achievement or (ii) [***] for a Licensed Product directed to the applicable Target. Within [***] of achievement, Spark shall promptly notify Selecta of the first achievement of any milestone event set forth in Section 4.1(d) of the MIT License with respect to a Licensed Product (as such term is defined in the MIT License) directed to a Target by a Material Sublicensee (as such term is defined in the MIT/Selecta Letter Agreement).
(b)    Royalties. Within [***] after the end of each quarter, Spark shall deliver to Selecta a report setting forth for such quarter the following information on a country-by-country basis: (i) the Net Sales for Licensed Products, and the basis for the calculation of Net Sales (including the number of Licensed Products sold and a listing, on an aggregate basis by category, of the applicable deductions taken in calculating Net Sales); (ii) the royalty amount due hereunder for the sale of Licensed Products; and (iii) any Commercial Milestone achieved during such quarter. No such reports shall be due for any Licensed Product before the First Commercial Sale of such Licensed Product in the Territory. The total royalty and any Commercial Milestone Payment(s) due for the sale of Licensed Products and/or the

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achievement of Commercial Milestone(s) during such quarter shall be remitted no later than [***] after the end of such quarter.

6.12
Existing License Agreements. [***] responsible for all [***] due to the licensors under the Existing License Agreements. Without limiting the foregoing, if [***] fails to pay any [***] including without limitation costs associated with securing and maintaining a [***] Section [***] then [***].

6.13
Payment Method; Late Payments. Payments, other than payments made in Spark Common Stock pursuant to Section 6.8 (Payment by Equity Issuance), hereunder shall be paid by wire transfer, or electronic funds transfer (EFT) in immediately available funds to a bank account designated by the receiving Party at least [***] in advance of such payment. Royalties and any other payments, including patent expense reimbursements and payments to be made in Spark Common Stock, required to be paid by Spark pursuant to this Agreement shall, if overdue, bear interest until payment at a rate equal to the [***]. The interest payment shall be due from the day the original payment was due until the day that the payment was received by Selecta. The payment of such interest shall not restrict Selecta from exercising any other rights it may have because any payment is overdue.

6.14
Currency. All amounts payable and calculations hereunder shall be in Dollars. Conversion of sales recorded in local currencies to Dollars will first be determined in the foreign currency of the country in which such Licensed Products are sold and then converted to Dollars at a [***] trailing average published by the Wall Street Journal (U.S. editions) for conversion of the foreign currency into dollars on the last day of the quarter for which such payment is due.

6.15
Taxes and Withholding. All payments due under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Law to be assessed against the receiving Party. If the paying Party is so required to deduct or withhold, the paying Party will (a) promptly notify the receiving Party of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the receiving Party, and (c) promptly forward to the receiving Party an official receipt (or certified copy) or other documentation reasonably acceptable to the receiving Party, to the extent available, evidencing such payment to such authorities.

6.16
Maintenance of Records. Spark shall keep, and shall cause its Affiliates and sublicensees to keep, accurate books and accounts of record in connection with the calculation of payments to be made by Spark under this Agreement in sufficient detail to permit accurate determination of all figures necessary for Selecta’s verification of payments to be paid under this Agreement. Spark and its Affiliates and sublicensees shall maintain such records for a period of at least [***] after the end of the year in which they were generated or longer if and to the extent required by applicable Law.

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6.17
Audits. Selecta shall have the right, on behalf of itself and any licensor under an In-License Agreement, at Selecta’s own expense and no more than once per year, to have an independent, certified public accountant of national standing, selected by Selecta and reasonably acceptable to Spark, review all records maintained in accordance with Section 6.16 (Maintenance of Records) upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement within the prior [***] period. No quarter may be audited more than one time. Spark shall receive a copy of each audit report promptly from Selecta. Selecta shall pay the full cost of the inspection unless the discrepancy is greater than [***] of the amount paid for the applicable year that is the subject of such inspection, in which case Spark shall pay to Selecta the reasonable and documented cost charged by such accountant for such inspection. If such audit shows a discrepancy in Selecta’s favor, Spark shall pay Selecta the amount of the discrepancy within [***] after being notified thereof.

6.18
Adjustment for Patent Challenge. In the event that Spark or any of its Affiliates or sublicensees, individually or in association with any other Person, initiates or assists in initiating or continuing a challenge to the validity, patentability, enforceability or non-infringement of any Selecta Background Patent or Selecta-Invented Improvement Patent, or otherwise opposes any such Patent through any administrative, judicial or other similar proceeding with respect to such Patent and such challenge or opposition to such Patent is unsuccessful, all payments owed to Selecta by Spark pursuant to Sections 6.4 (Development Milestones), 6.5 (Regulatory Milestones), 6.6 (Commercial Milestones) and 6.9 (Royalties) shall be [***]. The foregoing shall not apply with respect to (i) any Patent challenge described above that is made in defense of Selecta’s assertion of any Selecta Patent right against Spark or any of its Affiliates or sublicensees with respect to any product or technology other than Licensed Particles or (ii) any patent challenge commenced by a Third Party that after the Effective Date acquires or is acquired by Spark or any of its Affiliates or sublicensees or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, provided that such patent challenge commenced prior to the signing of the acquisition or merger agreement relating to such acquisition.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1	Ownership.
(a)    Background IP. As between the Parties, Selecta shall solely own the Selecta Background IP and the Selecta-Invented Improvement IP, and Spark shall solely own the Spark Background IP.
(b)    Improvements.
(i)    As between the Parties, Spark shall solely own the Spark Field-Specific Improvement IP and Spark-Assigned Gene Therapeutic Improvement IP. Selecta and its Affiliates shall assign and transfer, and hereby assign and transfer, to Spark,

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without further consideration, Selecta’s and its Affiliates’ entire right, title and interest (if any) in and to any such Spark Field-Specific Improvement IP and Spark-Assigned Gene Therapeutic Improvement IP; provided, however, that such assignment and obligation to assign Spark Field-Specific Improvement IP related to a Potential Target shall not apply until such time, if ever, that the applicable Potential Target becomes an Additional Target.
(ii)    As between the Parties, Selecta shall solely own Selecta-Assigned Improvement IP. Spark and its Affiliates and sublicensees shall assign and transfer, and hereby assign and transfer, to Selecta, without further consideration, Spark’s and its Affiliates’ and sublicensees’ entire right, title and interest in and to any such Selecta-Assigned Improvement IP.
(iii)    If any Additional Target becomes a [***], then Spark and its Affiliates and sublicensees shall assign and transfer, and hereby assign and transfer, to Selecta, without further consideration, Spark’s and its Affiliates’ and sublicensees’ entire right, title and interest in and to any Spark Field-Specific Improvement IP related to such [***], and such Spark Field-Specific Improvement IP shall be considered Selecta-Assigned Improvement IP for all purposes under this Agreement.
(iv)    If any Potential Target is removed from the Potential Target List pursuant to Section 2.2(b) (Reduction of Potential Target List) other than because Spark has exercised its Option as to such Potential Target, then Spark and its Affiliates shall assign and transfer, and hereby assign and transfer, to Selecta, without further consideration, Spark’s and its Affiliates’ entire right, title and interest in and to any Spark Field-Specific Improvement IP related to such Potential Target, and such Spark Field-Specific Improvement IP shall be considered Selecta-Assigned Improvement IP for all purposes under this Agreement.
(v)    Upon the expiration of the Option Period, Spark and its Affiliates shall assign and transfer, and hereby assign and transfer, to Selecta, without further consideration, Spark’s and its Affiliates’ entire right, title and interest in and to any Spark Field-Specific Improvement IP related to any Potential Target remaining on the Potential Target List as of the expiration of the Option Period and as to which Spark has not exercised its Option, and such Spark Field-Specific Improvement IP shall be considered Selecta-Assigned Improvement IP for all purposes under this Agreement.
(vi)    Upon termination (but not expiration) of this Agreement in its entirety or with respect to any Target for any reason other than by Spark pursuant to Section 9.2(b) (Material Breach), Spark and its Affiliates and sublicensees shall assign and transfer, and hereby assign and transfer, to Selecta, without further consideration, Spark’s and its Affiliates’ and sublicensees’ entire right, title and interest in and to any Spark Field-Specific Improvement IP related to any Terminated Target, and such Spark Field-Specific Improvement IP shall be

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considered Selecta-Assigned Improvement IP for all purposes under this Agreement.
(vii)    Each Party shall promptly and fully disclose to the other Party, and shall cause its Affiliates and sublicensees to so disclose, any and all Spark Field-Specific Improvement Inventions and Selecta-Assigned Improvement Inventions and Selecta shall promptly and fully disclose to Spark, and shall cause its Affiliates and sublicensees to so disclose, any and all Spark-Assigned Gene Therapeutic Improvement Inventions, made by its Affiliates, sublicensees, employees, agents, consultants or sub-contractors. Each Party shall provide all further cooperation to the other which the other Party may reasonably determine to be necessary to accomplish the respective assignments of the Spark Field-Specific Improvement IP, Spark-Assigned Gene Therapeutic Improvement IP and Selecta-Assigned Improvement IP as set forth in Sections 7.1(b)(i)–7.1(b)(vi) (Improvements), including by executing further assignments, consents, release and other commercially reasonable documentation. In addition each Party will further cooperate in such efforts at the request of the other Party by providing good faith testimony by affidavit, declaration, deposition, in-person, or other means in support of any effort by the other Party to establish, perfect, defend, or enforce its rights acquired under this Agreement in the Spark Field-Specific Improvement IP, Spark-Assigned Gene Therapeutic Improvement IP and Selecta-Assigned Improvement IP, respectively, through prosecution of government filings (including patent applications), regulatory proceedings, litigation, and other means. Each Party and its Affiliates and sublicensees shall cause all Persons who perform activities for such Party (or the applicable Affiliate or sublicensee) under this Agreement to be under an obligation to assign their rights in any Spark Field-Specific Improvement IP or Spark-Assigned Gene Therapeutic Improvement IP (in the case of Selecta and its Affiliates) and Selecta-Assigned Improvement IP (in the case of Spark and its Affiliates and sublicensees).

7.2	Prosecution and Maintenance of Patents.
(a)    Subject to Section 7.2(b) (Prosecution and Maintenance of Patents), each Party shall have the right, but not the obligation, at its sole expense to Prosecute and Maintain Patents solely owned by such Party in accordance with Section 7.1 (Ownership).
(b)    The Parties shall reasonably collaborate on the Prosecution and Maintenance of the Selecta-Invented Improvement Patents, Selecta-Assigned Improvement Patents and Spark Field-Specific Improvement Patents through the IP Working Group. Through the IP Working Group, (a) Selecta shall keep Spark apprised of the status of each Selecta-Invented Improvement Patent and Selecta-Assigned Improvement Patent and shall seek the advice of Spark with respect to patent strategy and draft patent applications and shall give reasonable consideration to any suggestions or recommendations promptly provided by Spark concerning the preparation, filing, Prosecution and Maintenance of aspects thereof relating to the Field, (b) Spark shall keep Selecta apprised of the status of each Spark Field-Specific

Improvement Patent and shall seek the advice of Selecta with respect to patent strategy and draft patent applications and shall give reasonable consideration to any suggestions or recommendations promptly provided by Selecta concerning the preparation, filing, Prosecution and Maintenance of aspects thereof relating to the Licensed Particles and (c) the Parties will exchange preclinical and clinical data necessary and useful, in the reasonable discretion of the providing Party, to support the Prosecution and Maintenance of the Selecta-Invented Improvement Patents, Selecta-Assigned Improvement Patents and Spark Field-Specific Improvement Patents.
(c)    In the event, as to a Patent solely owned by a Party in accordance with Section 7.1 (Ownership), such Party is unable for any reason to secure the signature of the relevant other Party’s employees to any document required to file, prosecute, register, or memorialize the assignment, the other Party does hereby irrevocably designate and appoint such Party and such Party’s duly authorized officers and agents as such other Party’s agents and attorneys-in-fact to act for and on such other Party’s behalf and instead for such Party to do all lawfully permitted acts to further the Prosecution and Maintenance of Spark Field-Specific Improvement Patents, Spark-Assigned Gene Therapeutic Improvement Patents and Selecta-Assigned Improvement Patents, as applicable, all with the same legal force and effect as if executed by such other Party.

7.3
Defense of Third Party Infringement Claims. Subject to the Parties’ respective indemnification rights and obligations pursuant to ARTICLE 11 (Indemnification, Insurance and Liability), if a Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to Development, Manufacture or Commercialization of the Licensed Product in the Field in the Territory (each, an “Infringement Claim”), the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, Spark shall have the right to defend any Infringement Claim, and Selecta shall reasonably assist Spark and cooperate in any such litigation at Spark’s request and expense. Spark shall keep Selecta reasonably informed with respect to the progress of any such litigation.

7.4	Enforcement; Patent Challenges.
(a)    Notice. If a Party reasonably believes that any Patent within the Spark IP or the Selecta IP Covering a Licensed Product is being infringed by a Third Party (including through notification of a Paragraph IV certification) (“Third Party Infringement”) or is subject to a declaratory judgment action arising from such infringement (“Declaratory Judgment Action”) or becomes the subject of any actual or threatened challenge by a Third Party with respect to the scope, validity or enforceability thereof, whether through opposition, inter partes dispute or otherwise (“Third Party Challenge”), then such Party shall promptly notify the other Party.
(b)    Competitive Infringement of Selecta-Invented Improvement Patents and Selecta-Assigned Improvement Patents. If any Selecta-Invented Improvement Patent or Selecta-Assigned Improvement Patent is implicated by Third Party Infringement, a Declaratory

Judgment Action or a Third Party Challenge, and (i) if such Third Party Infringement is an infringement by a Third Party that is developing, manufacturing or commercializing a Gene Therapeutic product in the Field that competes or is likely to compete with a Licensed Product in the Field (“Competitive Infringement”), (ii) if such Declaratory Judgment Action arises from a Competitive Infringement or (iii) if such Third Party Challenge is brought by or on behalf of a Third Party that is engaged in Competitive Infringement, as applicable, Spark shall have the first right to enforce such Selecta-Invented Improvement Patent or Selecta-Assigned Improvement Patent with respect to such Third Party Infringement and to defend any such Declaratory Judgment Action or Third Party Challenge as to such Selecta-Invented Improvement Patent or Selecta-Assigned Improvement Patent (each, an “Enforcement Action”), at its sole expense. Spark shall consult with Selecta and shall reasonably consider Selecta’s views regarding the desirability and conduct of any such Enforcement Action. If Spark does not undertake such an Enforcement Action within [***] after Selecta has notified Spark of the Third Party Infringement, Declaratory Judgment Action or Third Party Challenge and requested that Spark bring such Enforcement Action, then Selecta shall have the right to bring such Enforcement Action, at its sole expense. Selecta shall consult with Spark and shall reasonably consider Spark’s views regarding the desirability and conduct of any such Enforcement Action.
(c)    Other Infringement of Selecta-Invented Improvement Patents and Selecta-Assigned Improvement Patents. If any Selecta-Invented Improvement Patent or Selecta-Assigned Improvement Patent is implicated by Third Party Infringement, a Declaratory Judgment Action or a Third Party Challenge, and (i) if such Third Party Infringement is not a Competitive Infringement, (ii) if such Declaratory Judgment Action does not arise from a Competitive Infringement or (iii) if such Third Party Challenge is not brought by or on behalf of a Third Party that is engaged in Competitive Infringement, as applicable, Selecta shall have the sole right (but not the obligation) to undertake an Enforcement Action as to such Selecta-Invented Improvement Patent or Selecta-Assigned Improvement Patent, at its sole expense. Selecta shall consult with Spark and shall reasonably consider Spark’s views regarding the desirability and conduct of any such Enforcement Action to the extent such Enforcement Action could affect the patent protection for any Licensed Product.
(d)    Infringement of Selecta Background Patents. If any Selecta Background Patent is implicated by the Third Party Infringement, Declaratory Judgment Action or Third Party Challenge, Selecta shall have the sole right (but not the obligation) to undertake an Enforcement Action as to such Selecta Background Patent, at its sole expense. Selecta shall consult with Spark and shall reasonably consider Spark’s views regarding the desirability and conduct of any such Enforcement Action to the extent such Enforcement Action has aspects relating to a Licensed Product. If Selecta does not undertake such an Enforcement Action within [***] after Spark has notified Selecta of the Third Party Infringement, Declaratory Judgment Action or Third Party Challenge and requested that Selecta bring such Enforcement Action, then the Selecta Background Patent subject to such Third Party Infringement, Declaratory Judgment Action or Third Party Challenge shall no longer be deemed a Selecta Background Patent for the determination of any Royalty Term or for the purposes of Section 6.10(b) (Royalty Adjustments).

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(e)    Infringement of Spark Patents. If any Patent included in the Spark IP is implicated by the Third Party Infringement, Declaratory Judgment Action or Third Party Challenge, Spark shall have the sole right (but not the obligation) to undertake an Enforcement Action as to such Patent, at its sole expense. Spark shall consult with Selecta and shall reasonably consider Selecta’s views regarding the desirability and conduct of any such Enforcement Action to the extent such Enforcement Action could affect the patent protection for any Licensed Particle.
(f)    Cooperation. Each Party shall reasonably cooperate, at the other Party’s expense, with the Party taking an Enforcement Action including joining as a party to such Enforcement Action as may be necessary or desirable for purposes of standing or establishing damages.

7.5
Recoveries. Any recovery received as a result of any Enforcement Action pursuant to 7.4(b) (Competitive Infringement of Selecta-Invented Improvement Patents and Selecta-Assigned Improvement Patents) and any recovery received by Selecta as a result of any Enforcement Action pursuant to Section 7.4(d) (Infringement of Selecta Background Patents) as to a Competitive Infringement shall be used first to reimburse the Party taking the Enforcement Action for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such Enforcement Action, then [***] of the remainder of the recovery shall be retained by or paid to Spark and [***] shall be retained by or paid to Selecta. Any recovery received as a result of any Enforcement Action pursuant to Section 7.4(c) (Other Infringement of Selecta-Invented Improvement Patents and Selecta-Assigned Improvement Patents) or 7.4(e) (Infringement of Spark Patents) and any recovery received by Selecta as a result of any Enforcement Action pursuant to Section 7.4(d) (Infringement of Selecta Background Patents) as to a Third Party Infringement other than a Competitive Infringement shall be retained by the Party taking the Enforcement Action.

7.6	IP Working Group.
(a)    Formation and Composition. Within [***] of the Effective Date, the Parties will establish an intellectual property working group (the “IP Working Group”) composed of one (1) appointed representative of each of Spark and Selecta. A Party may at any time, by written notice to the other Party’s representative on the IP Working Group, change its representative on the IP Working Group or elect to be represented by a delegate at a meeting of the IP Working Group. The IP Working Group will be chaired by the Selecta representative. The Parties may allow additional employees or outside counsel to attend meetings of the IP Workings Group subject to the confidentiality provisions of ARTICLE 8 (Confidentiality).
(b)    Functions and Authority. The IP Working Group will be responsible for only the following:
(i)    Overseeing and coordinating the Prosecution and Maintenance of the Selecta-Invented Improvement Patents, Selecta-Assigned Improvement Patents and Spark Field-Specific Improvement Patents;

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(ii)    Reviewing any Selecta-Invented Improvement Inventions, Selecta-Assigned Improvement Inventions and Spark Field-Specific Improvement Inventions disclosed pursuant to Section 7.1(b)(iii) (Improvements) and developing the prosecution strategy for any such Inventions;
(iii)    Serving as a forum for discussion of any potential Enforcement Actions under Section 7.4 (Enforcement; Patent Challenges);
(iv)    Serving as a forum for the exchange of information regarding the BIND Patents, including the identity of additional BIND Patents disclosed to Selecta; and
(v)    Such other matters as the Parties may agree in writing.
(c)    Meetings. The IP Working Group will meet in person or by teleconference or videoconference when and as reasonably requested by a representative to the IP Working Group but no less than quarterly.
(d)    Decisions. The IP Working Group will seek to make all decisions by consensus and will work in good faith to address the comments of each Party with respect to the Prosecution and Maintenance of the Selecta-Invented Improvement Patents, Selecta-Assigned Improvement Patents and Spark Field-Specific Improvement Patents. In the event that the IP Working Group cannot agree on an issue that is subject to its decision-making authority, Selecta shall have final decision-making authority with respect to the Prosecution and Maintenance of the Selecta-Invented Improvement Patents and Selecta-Assigned Improvement Patents and Spark shall have final decision-making authority with respect to the Prosecution and Maintenance of Spark Field-Specific Improvement Patents.

ARTICLE 8
CONFIDENTIALITY

8.1
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, during the term of this Agreement and for [***] thereafter and, with respect to any Confidential Information that is Know-How Controlled by Selecta and related to the Manufacture of any Licensed Particle, for so long as such Confidential Information remains a trade secret, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement. For clarity, Confidential Information of a Party shall include all information and materials disclosed by such Party or its designee that (x) if disclosed in writing or other tangible form, is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure, (y) if disclosed verbally or in other intangible form, is indicated upon first disclosure as being confidential or (z) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Notwithstanding the foregoing, Confidential Information shall not be deemed to

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include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:
(a)    was already known to or possessed by the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;
(b)    was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or
(e)    was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

8.2	Authorized Use and Disclosure. Each Party may use and disclose Confidential Information of the other Party as follows:
(a)    under appropriate confidentiality provisions substantially equivalent to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted to such Party in this Agreement; and
(b)    to the extent such disclosure is reasonably necessary in Prosecuting and Maintaining Patents (including applications therefor) in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, conducting Development or Commercialization hereunder, obtaining and maintaining Marketing Authorizations, or otherwise required by Law, the rules of a recognized stock exchange or automated quotation system applicable to such Party; provided, however, that if a Party is required by Law, the rules of a recognized stock exchange or automated quotation system (collectively, “Securities Laws”) applicable to such Party to make any such disclosure of the other Party’s Confidential Information it will, except where prohibited by Law or impracticable, give reasonable advance notice to the other Party of such disclosure requirement and, where practicable, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

8.3
Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this ARTICLE 8 (Confidentiality). In addition to all other remedies, a disclosing Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this ARTICLE 8 (Confidentiality).

8.4	Terms of Agreement.
(a)    The Parties shall treat the existence and material terms of this Agreement (including the Potential Target List) as confidential and shall not disclose such information to Third Parties without the prior written consent of the other Party or except as provided in Section 8.2 (Authorized Use and Disclosure) or Section 8.4(b) (Terms of Agreement). With respect to complying with the disclosure requirements of Securities Laws applicable to a Party, the Parties shall consult with each other concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement by the agency, and each Party shall seek confidential treatment, to the extent available, from the agency in public disclosure of the Agreement for all sensitive commercial, financial and technical information, including any dollar amounts set forth herein.
(b)    Either Party may disclose to bona fide potential investors, lenders, acquirors and acquirees, and to such Person’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, or to bona fide potential sublicensees, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

8.5
Publications. Spark and its Affiliates shall have the right to publish or publicly disclose the results generated in the course of performing any research related to a Licensed Product, provided that Spark submits the proposed publication or disclosure to Selecta for its review (a) in the case of any press release or presentation at a conference, at least [***] prior to public disclosure or such shorter period as may be required under applicable Law, (b) in the case of publication of an abstract, at least [***] prior to the scheduled publication or (c) in all other cases, at least [***] prior to the scheduled submission of such proposed publication or public disclosure (including to any journal for review). If, during its [***] review period, as applicable, Selecta notifies Spark that it desires changes to the publication or public disclosure reasonably necessary to protect Selecta IP, Spark shall use reasonable efforts to accommodate such request. If, during its [***] review period, as applicable, Selecta notifies Spark that such publication or public disclosure contains the Confidential Information of Selecta, Spark will remove any such Confidential Information prior to submission. Without limiting Selecta’s right to publish or publicly disclose information and results relating to the Licensed Particles that is not Confidential Information of Spark, Selecta shall not publish or publicly disclose any information or results generated in the course of performing any research related to the Licensed Products without the prior written consent of Spark.

8.6	Publicity; Press Releases.
(a)    The Parties shall issue the initial press release set forth on Exhibit H (Press Release) hereto following the Effective Date.

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(b)    Except as otherwise mutually agreed by the Parties or as required by Law or the rules of any stock exchange, no Party shall issue or cause the publication of any other press release or public announcement regarding the terms of this Agreement without the express prior approval of the other Party, which approval shall not be unreasonably withheld or delayed, provided that if any such publication, press release or public announcement is required by Law, the Party obligated to make such publication, press release or public announcement shall, if practicable, notify the other Party in advance thereof and reasonably consider any timely comments from such other Party, including any reasonable request to limit such publication, press release or public announcement. Without limiting the generality of the foregoing, the achievement of an event giving rise to a payment obligation under Sections 6.4 (Development Milestones), 6.5 (Regulatory Milestones) or 6.6 (Commercial Milestones) shall be deemed to be an event required to be disclosed pursuant to Securities Laws if so determined by either Party.

8.7
Use of Name. Spark and its Affiliates and sublicensees shall not use the name of “Massachusetts Institute of Technology”, “Lincoln Laboratory”, “Brigham and Women's Hospital,” “Harvard University”, “'The Immune Disease Institute,” “Children’s Hospital Boston” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by MIT, Brigham and Women’s Hospital, the President and Fellows of Harvard College, Children’s Medical Center Corporation and Immune Disease Institute, or any terms of the MIT License in any promotional material or other public announcement or disclosure without the prior written consent of the applicable party, or in the case of the name of a Brigham and Women’s Hospital trustee, officer, faculty, student, employee, or agent, the written consent of such Brigham and Women’s Hospital party, which consent any party may withhold in its sole discretion.

ARTICLE 9
TERM AND TERMINATION

9.1
Term. This Agreement is effective as of the Effective Date and shall continue in full force and effect unless earlier terminated by a Party in accordance with Section 9.2 (Termination) and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the Royalty Term with respect to such Licensed Product in such country.

9.2	Termination.
(a)    Convenience. Spark may terminate this Agreement in its entirety or with respect to any Target upon ninety (90) days’ prior written notice to Selecta (the “Notice Period”), for any or no reason, without liability to Selecta. For the avoidance of doubt, after giving Selecta notice of its intent to terminate this Agreement pursuant to this Section 9.2(a), Spark shall not be required to make any payments to Selecta for achievement within the Notice Period of any milestone set forth in Section 6.4 (Development Milestones), 6.5 (Regulatory Milestones) or 6.6 (Commercial Milestones).

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(b)    Material Breach.
(i)    Either Party may terminate the Agreement on a Target-by-Target basis in the event of an uncured material breach by the other Party of its obligations under this Agreement (other than a breach by Spark of any payment obligation or Diligence Obligation (defined below) hereunder) with respect to such Target, in each case, by giving written notice to the other Party specifying the nature of the material breach. If such breach has been cured by such breaching Party within [***] after the date of such notice (the “Cure Period”), such termination shall not occur. If such breach has not been cured by the breaching Party within the Cure Period, then the non-breaching Party shall be entitled to terminate this Agreement with respect to such Target with immediate effect upon delivery to the breaching Party of a written notice of termination; provided, however, that if the Party accused of materially beaching notifies the accusing Party in writing (i) within the Cure Period, that the accused Party disputes that it is in material breach, or (ii) within [***] after delivery by the accusing Party of a termination notice following the expiration of the Cure Period, based on the accused Party’s failure to cure a material breach, the accused Party contends that it cured such material breach within the Cure Period and, in either such case, initiates the dispute resolution procedure set forth in ARTICLE 12 (Dispute Resolution) within such Cure Period or such [***] period (as applicable), then no such termination shall become effective until a final, binding determination pursuant to ARTICLE 12 (Dispute Resolution) that the accused Party was in material breach and failed to cure such material breach during the Cure Period.
(ii)    Selecta may terminate this Agreement on a Target-by-Target basis with respect to the applicable Target, in the event of an uncured breach by Spark of any of its payment obligations under this Agreement with respect to such Target (excluding Spark’s obligations to make Scheduled Payments in accordance with Section 6.1 (Scheduled Payments)) by giving written notice to Spark specifying the nature of the breach. If such breach has been cured by Spark within [***] of such notice in the case of a payment breach (the “Payment Cure Period”), such termination shall not occur. If such breach has not been cured by Spark within the Payment Cure Period, then Selecta shall be entitled to terminate this Agreement with respect to such Target with immediate effect upon delivery to Spark of a written notice of termination; provided, however, that if Spark notifies Selecta in writing within the Payment Cure Period that Spark disputes that it is in breach of a payment obligation and initiates the dispute resolution procedure set forth in ARTICLE 12 (Dispute Resolution) within such Payment Cure Period, then no such termination shall become effective until [***] after a final, binding resolution of such dispute (and determination of the full amount due to Selecta) pursuant to ARTICLE 12 (Dispute Resolution); provided that, if Spark pays Selecta the full amount due within such [***] period, such termination shall not occur. If Selecta terminates this Agreement with respect to a Target pursuant to this Section 9.2(b)(ii) and Spark subsequently breaches any of its payment

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obligations under this Agreement with respect to a second Target (excluding Spark’s obligations to make Scheduled Payments in accordance with Section 6.1 (Scheduled Payments)), then Selecta will be entitled to terminate this Agreement with respect to such Target or in its entirety, subject to the notice and cure period set forth above.
(iii)    Selecta may terminate this Agreement, on a Target-by-Target basis with respect to the applicable Target, in the event of an uncured material breach by Spark of its obligations under Section 3.2 (Development Diligence) or Section 4.1 (Commercial Diligence) with respect to such Target (“Diligence Obligations”) in (1) the United States if such breach relates to the United States, (2) the European Union if such breach relates to the European Union, (3) Japan if such breach relates to Japan and (4) in all countries other than Japan if such breach relates to both the United States and the European Union, in each case by giving written notice to Spark specifying the nature of the breach. If such breach has been cured by Spark within [***] of such notice in the case of a breach of Diligence Obligations (the “Diligence Cure Period”), such termination shall not occur. If such breach has not been cured by Spark within the Diligence Cure Period, then Selecta shall be entitled to terminate this Agreement with respect to such Target and such jurisdiction(s) with immediate effect upon delivery to Spark of a written notice of termination; provided, however, that if Spark notifies Selecta in writing within the Diligence Cure Period that Spark disputes that it is in breach of its Diligence Obligations and initiates the dispute resolution procedure set forth in ARTICLE 12 (Dispute Resolution) within such Diligence Cure Period, then no such termination shall become effective until a final, binding determination pursuant to ARTICLE 12 (Dispute Resolution) that Spark was in material breach and failed to cure such material breach during the Diligence Cure Period.
(c)    Bankruptcy. Either Party may terminate the Agreement if the other Party makes a voluntary or involuntary general assignment of its assets for the benefit of creditors, a petition in bankruptcy is filed by or against the other Party and is not dismissed in ninety (90) days, or a receiver or trustee is appointed for all or any part of the other Party’s property.
(d)    Termination for Patent Challenge.
(i)    In the event that Spark or any of its Affiliates or sublicensees, individually or in association with any other Person, initiates or assists in initiating or continuing a challenge to the validity, patentability, enforceability or non-infringement of any Selecta Background Patent (other than any MIT Patent) or Selecta-Invented Improvement Patent, or otherwise opposes any such Patent through any administrative, judicial or other similar proceeding with respect to such Patent and such challenge or opposition to such Patent is unsuccessful, Selecta may terminate this Agreement in its entirety on thirty (30) days’ notice. The foregoing shall not apply with respect to (i) any Patent challenge described above that is made in defense of Selecta’s assertion of any Selecta Patent right

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against Spark or any of its Affiliates or sublicensees with respect to any product or technology other than Licensed Particles or (ii) any patent challenge commenced by a Third Party that after the Effective Date acquires or is acquired by Spark or any of its Affiliates or sublicensees or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, provided that such patent challenge commenced prior to the signing of the acquisition or merger agreement relating to such acquisition.
(ii)    In the event that Spark or any of its Affiliates or sublicensees, individually or in association with any other Person, initiates or assists in initiating or continuing a challenge to the validity, patentability, enforceability or non-infringement of any MIT Patent or otherwise opposes any such MIT Patent through any administrative, judicial or other similar proceeding with respect to such MIT Patent, Selecta may terminate this Agreement with respect to the MIT Patents on thirty (30) days’ notice to Spark and the MIT Patents will thereafter be excluded from the Selecta Background Patents for all purposes under this Agreement.
(e)    Termination for Failure to Make Scheduled Payment. If Spark fails to make any Scheduled Payment in accordance with Section 6.1 (Scheduled Payments), then Selecta may give written notice to Spark notifying Spark that Selecta intends to terminate this Agreement pursuant to this Section 9.2(e). If Selecta provides such notice, then unless Spark makes the applicable Scheduled Payment within five (5) days after delivery of Selecta’s written termination notice, this Agreement shall automatically terminate in its entirety effective upon the expiration of such five (5) day period. The foregoing termination right shall be Selecta’s sole remedy and Spark’s sole liability with respect to Spark’s failure to timely make a Scheduled Payment.
(f)    Termination for Failure to Make Equity Purchase. Subject to Spark’s tolling and extension rights set forth in Section 5.3 (Failure to Enter Supply Agreements) and Section 5.7 (Failure of Initial Supply), if Spark (i) fails to purchase the Initial Closing Shares (as defined in the Stock Purchase Agreement) in accordance with the Stock Purchase Agreement, (ii) fails to deliver the FAR Notice (as defined in the Stock Purchase Agreement) by the FAR Termination Date (as defined in the Stock Purchase Agreement), or the SAR Notice (as defined in the Stock Purchase Agreement) by the SAR Termination Date (as defined in the Stock Purchase Agreement), (iii) after delivery of the FAR Notice or SAR Notice, fails to purchase the First Acquisition Right Shares (as defined in the Stock Purchase Agreement) or Second Acquisition Right Shares (as defined in the Stock Purchase Agreement), as applicable, or make any payment required by Section 2.6 of the Stock Purchase Agreement, in each case, in accordance with the Stock Purchase Agreement (and Selecta has not delivered the FAR Refusal (as defined in the Stock Purchase Agreement) or SAR Refusal (as defined in the Stock Purchase Agreement), as applicable) or (iv) the Stock Purchase Agreement is terminated pursuant to Sections 8.1(b), 8.1(c) or 8.2(c) thereof, and provided that in the case of each of (i) or (iii), Selecta has or could have satisfied all of the closing conditions set forth in Section 6.1 (other than 6.1(h)) of the Stock Purchase Agreement, then, unless Selecta delivers notice to Spark waiving such failure or termination within thirty (30) days after such failure or termination, this Agreement shall automatically terminate in its entirety effective upon the expiration of such thirty (30) day period. The foregoing termination right shall be Selecta’s sole remedy and Spark’s sole liability with respect to Spark’s failure to fulfill the obligations described in clauses (i) through (iii) above.
(g)    Termination for Target Abandonment. If Target Abandonment occurs with respect to a Target and Spark has not cured such Target Abandonment within thirty (30) days after receipt of Selecta’s notice to Spark, Selecta may terminate the Agreement with respect to such Target at any time by providing written notice to Spark.

9.3	Consequences of Termination.
(a)    Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release any Party of any obligation or liability which, at the time of such expiration or termination, has already accrued or which is attributable to a period prior to such expiration or termination.
(b)    Termination of Rights. Upon termination of this Agreement in its entirety, (i) all rights and licenses granted by Selecta to Spark hereunder and all sublicenses granted by Spark under such rights shall immediately terminate and (ii) all Targets and Potential Targets shall cease to be Targets or Potential Targets for all purposes under this Agreement. Upon termination of this Agreement with respect to a Target, (A) all rights and licenses granted by Selecta to Spark hereunder with respect to such Target and all sublicenses granted by Spark under such rights with respect to such Target shall immediately terminate and (B) such Target shall no longer be considered a Target for all purposes under this Agreement.
(c)    Ancillary Agreements. Unless otherwise agreed in writing by the Parties, the termination of this Agreement in its entirety shall cause the automatic termination of the Clinical Supply Agreement, the Commercial Supply Agreement, the Quality Agreements and the Stock Purchase Agreement, to the extent such agreements are in force as of the termination of this Agreement.

9.4
Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, but without prejudice to Sections 3.2(b) (General), 4.1 (Commercial Diligence), 9.2(e) (Termination for Failure to Make Scheduled Payments) or 9.2(f) (Termination for Failure to Make Equity Purchases), termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

9.5
Survival. The following provisions shall survive expiration or termination of this Agreement and continue to be enforceable: Section 2.1(d) (Post-Royalty Term Licenses), Section 2.3 (Additional License Grants), Section 7.1 (Ownership), ARTICLE 8 (Confidentiality), ARTICLE 9 (Term and Termination), Section 10.5 (Disclaimer), ARTICLE 11 (Indemnification, Insurance and Liability), ARTICLE 12 (Dispute Resolution), and ARTICLE 13 (Miscellaneous).

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1	Representations, Warranties and Covenants By Both Parties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date:
(a)    it is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)    it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;
(c)    this Agreement is legally binding upon it and enforceable in accordance with its terms;
(d)    the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Law; provided that (a) Selecta has not provided sufficient advanced notice of this Agreement under that certain Amended and Restated Loan and Security Agreement, dated as of December 31, 2015, by and among Selecta, Oxford Finance LLC and the Lenders (as defined therein) (the “LSA”) for this Agreement to qualify as a Permitted License (as defined in the LSA), (b) the exclusivity of the licenses set forth in Sections 2.1(a) (Initial Target), 2.1(b) (Additional Targets) and 2.1(c) (Research License) with respect to the United States and the European Union disqualify this Agreement as a Permitted License (as defined in the LSA) and (c) the Selecta IP does not constitute collateral under the LSA, and Spark’s rights hereunder shall not be infringed as a result of any event of default under the LSA or the failure of the Lenders (as defined in the LSA) to grant consent;
(e)    it has not granted, and shall not grant, any right to any Third Party which would conflict with the rights granted to the other Party hereunder;
(f)    it is not aware of any action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement; and
(g)    no consent or approval from any Third Party (including any governmental or administrative body or court) is necessary as of the Effective Date to consummate this Agreement or to conduct the activities contemplated hereunder.

10.2    Selecta Representations and Warranties. Selecta hereby represents and warrants that as of the Effective Date:
(a)    it has full legal rights and authority to grant the licenses and rights under the Selecta IP granted under this Agreement and has not assigned, transferred, conveyed or licensed its right, title and interest in the Selecta IP in any manner inconsistent with such license grant or the other terms of this Agreement;
(b)    there is no pending litigation or written threat of litigation that has been received by Selecta that alleges that Selecta’s activities with respect to the Selecta IP have infringed or misappropriated any of the intellectual property rights of any Third Party;
(c)    to Selecta’s knowledge, the performance by Selecta of its obligations under this Agreement shall not infringe or otherwise violate the intellectual property rights of any Third Party related to Selecta Technology;
(d)    neither Selecta nor any of its Affiliates, nor, to its knowledge, any other Person that will be involved in activities under this Agreement has been debarred or is subject to debarment, and neither Selecta nor any of its Affiliates will knowingly use in any capacity, in connection with this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Selecta agrees to inform Spark in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Selecta’s knowledge, is threatened, relating to the debarment or conviction of Selecta or any Person used in any capacity by Selecta or any of its Affiliates in connection with this Agreement;
(e)    the Patents set forth on Exhibit A (Selecta Background Patents) are all of the Patents, other than the BIND Patents, that Cover the Licensed Particles that are Controlled by Selecta or its Affiliates as of the Effective Date. If any Patents, other than any BIND Patents, that Cover the Licensed Particles that are Controlled by Selecta or its Affiliates as of the Effective Date are determined to have been omitted from Exhibit A, Exhibit A shall promptly be updated to include such omitted Patents;
(f)    the “Selecta Field,” as such term is used in the BIND Cross License, and the “Field,” as such term is used in the MIT License, [***]; and
(g)    Selecta shall, and shall require its Affiliates and sublicensees to, conduct all activities hereunder in compliance with applicable Law.

10.3	Selecta Covenants.
(a)    Selecta covenants that Selecta shall not, without Spark’s prior written consent, (i) waive, amend, cancel or terminate any material provision of, or fail to maintain, the In-License Agreements in any manner that would adversely affect the rights granted to Spark

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hereunder or that would impose additional or greater obligations on Spark, or (ii) take or purposefully fail to take any action that would give any counterparty to In-License Agreements the right to terminate In-License Agreements.
(b)    Selecta shall obtain all applicable waivers, consents or amendments to the LSA with respect to the failure regarding notice and disqualification as a Permitted License (as defined in the LSA) described in Section 10.1(d) (Representations, Warranties and Covenants By Both Parties) or otherwise payoff the LSA.

10.4
Spark Representations, Warranties and Covenants. Spark hereby represents and warrants that, as of the Effective Date, neither Spark nor any of its Affiliates, nor, to its knowledge, any other Person that will be involved in activities under this Agreement has been debarred or is subject to debarment, and neither Spark nor any of its Affiliates will knowingly use in any capacity, in connection with this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Spark agrees to inform Selecta in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Spark’s knowledge, is threatened, relating to the debarment or conviction of Spark or any Person used in any capacity by Spark or any of its Affiliates in connection with this Agreement. Spark shall, and shall require its Affiliates and sublicensees to, conduct all Development, Manufacture and Commercialization of Licensed Products in compliance with applicable Law.

10.5
Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 10.1 (REPRESENTATIONS, WARRANTIES AND COVENANTS BY BOTH PARTIES), 10.2 (SELECTA REPRESENTATIONS, WARRANTIES AND COVENANTS) AND 10.3 (SPARK REPRESENTATIONS, WARRANTIES AND COVENANTS), THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT LICENSED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER, AND IF LICENSED PRODUCTS ARE DEVELOPED, WITH RESPECT TO SUCH LICENSED PRODUCTS, AND TO THE EXTENT PERMITTED BY LAW, THE PARTIES EXCLUDE ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11
INDEMNIFICATION, INSURANCE AND LIABILITY

11.1
Indemnification by Selecta. Selecta shall defend, indemnify and hold harmless Spark, its Affiliates and its and their officers, directors, employees, agents, representatives, successors and assigns (each, a “Spark Indemnitee”) from and against any losses, liability or expense (including reasonable legal expenses, costs of litigation and attorneys’ fees), damages, or judgments, whether for money or equitable relief (collectively, “Losses”) resulting from

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suits, proceedings, claims, actions, demands, or threatened claims, actions or demands, in each case brought by a Third Party (each, a “Claim”) against a Spark Indemnitee arising out of: (a) (i) any negligent act or omission, or willful wrongdoing by Selecta or its Affiliates in the performance of this Agreement, (ii) the failure by Selecta to comply with any Law, (iii) any breach of any representation or warranty or covenant of Selecta under this Agreement, except, in each case, to the extent any such Losses result from the gross negligence or willful misconduct of a Spark Indemnitee or from the breach of any representation or warranty or obligation under this Agreement by Spark, or (b) or resulting from any Claim against a Spark Indemnitee or against Selecta asserting that [***].

11.2
Indemnification by Spark. Spark shall defend, indemnify and hold harmless Selecta and its Affiliates and its and their officers, directors, employees, agents, representatives, successors and assigns, the licensors under the In-License Agreements and their respective directors, officers, employees and agents and the MIT Indemnitees (each, a “Selecta Indemnitee”) from and against any and all Losses resulting from Claims, including bodily injury, risk of bodily injury, death, property damage and product liability, against any Selecta Indemnitee arising out of or relating to, directly or indirectly: (a) any negligent act or omission, or willful wrongdoing by Spark or any of its Affiliates or sublicensees in the performance of this Agreement, (b) the failure by Spark any of its Affiliates or sublicensees to comply with any Law, (c) any alleged personal injuries or death resulting from, arising out of or relating to any Clinical Trials or use of a Licensed Product sponsored or distributed by or on behalf of Spark or its Affiliates or sublicensees, (d) any breach of any representation or warranty or covenant of Spark under this Agreement or (e) the exercise of any rights granted to Spark under this Agreement; except, in each case, to the extent any such Losses result from the gross negligence or willful misconduct of a Selecta Indemnitee or from the breach of any representation or warranty or obligation under this Agreement by Selecta.

11.3
Limitations on Indemnification. The obligations to indemnify, defend, and hold harmless set forth in Sections 11.1 (Indemnification by Selecta) and 11.2 (Indemnification by Spark) shall be contingent upon the Party seeking indemnification (the “Indemnitee”): (a) notifying the indemnifying Party of a claim, demand or suit within [***] of receipt of same; provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (b) allowing the indemnifying Party or its insurers the right to assume direction and control of the defense of any claim, demand or suit; (c) using its best efforts to cooperate with the indemnifying Party or its insurers, at the indemnifying Party’s expense, in the defense of such claim, demand or suit; and (d) not settling or compromising any claim, demand or suit without prior written authorization of the indemnifying Party (not to be unreasonably withheld). The indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim, demand or suit and will not settle or otherwise resolve such claim, demand or suit without the Indemnitee’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which the indemnifying Party will be fully-responsible. The Indemnitee shall have the right, at the Indemnitee’s expense, to employ one separate counsel and to participate

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in the defense of such claim, demand or suit; provided that the indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel and participation if the Indemnitee shall have reasonably determined, after consultation with counsel, that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the indemnifying Party inappropriate.

11.4
Offset. Following the determination of Losses subject to indemnification under Section 11.1 (Indemnification by Selecta) or 11.2 (Indemnification by Spark) by a court of competent jurisdiction, the Indemnitee shall have a right to offset such Losses against any payment due to the indemnifying Party hereunder.

11.5
Limitation on Liability. In no event shall any Party be liable to the other Party for any indirect, special, incidental, exemplary or consequential damages of any kind arising out of or in connection with this Agreement, however caused and on any theory of liability (whether in contract, tort (including negligence), strict liability or otherwise), even if such Party was advised or otherwise aware of the likelihood of such damages. The limitations set forth in this Section 11.5 shall not apply with respect to (a) the Party’s indemnification obligations under Sections 11.1 (Indemnification by Selecta) or 11.2 (Indemnification by Spark), as applicable, (b) breach of ARTICLE 8 (Confidentiality), or (c) intentional misconduct of a Party. Nothing in this Section 11.5 shall limit a Party’s liability for death or injury caused by that Party’s negligence, or fraud or fraudulent misrepresentation.

11.6
Insurance. During the term of this Agreement, each Party shall obtain and maintain commercial general liability insurance with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement and shall obtain and maintain product liability insurance and clinical trial liability insurance with limits of at least [***] per occurrence and in annual aggregate. After the term of this Agreement, until at least [***] after the last commercial sale of any Licensed Product, each Party shall obtain and maintain product liability insurance (or discontinued product liability insurance) and clinical trial liability insurance with limits of at least [***] per occurrence and in annual aggregate, or alternatively, if coverage is written on a claims made basis, the Party shall purchase an extended reporting period of at least [***] after last commercial sale of any Licensed Product. Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.

ARTICLE 12
DISPUTE RESOLUTION

12.1
In General. If any dispute or disagreement arises between Selecta and Spark in respect of this Agreement, they shall follow the following procedures in an attempt to resolve the dispute or disagreement:

(a)    The Party claiming that such a dispute exists shall give notice in writing to the other Party of the nature of the dispute (a “Notice of Dispute”).

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(b)    Within [***] of receipt of a Notice of Dispute, the Project Coordinators shall meet and use reasonable efforts to resolve the dispute. If the Project Coordinators are unable to resolve the dispute within [***] of the Notice of Dispute, the Chief Executive Officer (or a designate of the Chief Executive Officer) of each Party shall meet in person or by teleconference and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting, they shall use their reasonable efforts to resolve the dispute.
(c)    If within [***] the dispute has not been resolved by the Chief Executive Officers, or if, for any reason, the meeting described in Section 12.1(b) (In General) has not been held within [***] of initial receipt of the Notice of Dispute, then, subject to Section 12.2 (Equitable Relief), the Parties agree that either Party may initiate litigation to resolve the dispute.

12.2
Equitable Relief. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

12.3	Survival. The provisions of this ARTICLE 12 (Dispute Resolution) shall survive for five (5) years from the date of termination or expiration of this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1
Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with the laws of the State of New York without regard to conflict of law principles thereof, and excluding the United National Convention on Contracts for the International Sales of Goods.

13.2	Assignment of Rights and Obligations.
(a)    General Rule. This Agreement and its rights or obligations may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party.
(b)    Permitted Assignments to Affiliates and in Case of Sale of Business Transactions. Notwithstanding Section 13.2(a) (General Rule), either Party may, without the consent of the other Party, assign this Agreement or any of its rights or obligations (i) to any of its Affiliates, or (ii) in connection with a sale or transfer of all or substantially all of such Party’s business or assets relating to the subject matter of this Agreement, whether by merger, sale of assets or otherwise; provided, however, that such Party’s rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction.

13.3
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

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13.4
Force Majeure. Except with respect to payment of money, no Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party (“Force Majeure”). The Party affected by such Force Majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to an event of Force Majeure for any continuous period of more than [***], the Parties will consult with respect to an equitable solution, including the possibility of the termination of this Agreement.

13.5
Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

13.6
Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

If to Spark:	Spark Therapeutics, Inc. 3737 Market Street, Suite 1300 Philadelphia, PA 19104 Attention: General Counsel Facsimile: (215) 790-6248
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Barrett
Facsimile: (617) 526-5000

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
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If to Selecta:	Selecta Biosciences, Inc. 480 Arsenal Street
Building One
Watertown, MA 02472
Attention: General Counsel
Facsimile: (617) 924-3454

with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199-3600
Attention: [***]
Facsimile: [***]

13.7
Entire Agreement. The Parties hereto acknowledge that this Agreement, together with the Exhibits attached hereto and the Stock Purchase Agreement, set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

13.8	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.9
Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by any of the Parties of any breach of any provision hereof by another Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

13.10
Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Law.

13.11
Relationship of the Parties. The Parties agree that the relationship of Spark and Selecta established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions an employment, agency, partnership or any other relationship. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

13.12
Third Party Beneficiaries. Except for the rights to indemnification provided for a Party’s Indemnitees pursuant to ARTICLE 11 (Indemnification, Insurance and Liability), all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties (including any successor in interest or permitted assigns), and except rights to indemnification expressly provided pursuant to ARTICLE 11 (Indemnification, Insurance and Liability), no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement, (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

13.13
Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with applicable Law.

13.14
Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the dates set forth below.

SPARK THERAPEUTICS, INC.	SELECTA BIOSCIENCES, INC.
By: /s/ Jeffrey D. Marrazzo	By:/s/ Werner Cautreels, Ph.D.
Name: Jeffrey D. Marrazo	Name: Werner Cautreels, Ph.D.
Title: CEO	Title: President and CEO
Date: 12/2/2016	Date: 12/2/2016

[Signature Page to License and Option Agreement]

Exhibit A
Selecta Background Patents
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions

Exhibit B
Corporate Names
Selecta Biosciences, Inc.

Exhibit C
SEL-110
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions

Exhibit D
Potential Target List

Genetic Target	Protein Expressed by Genetic Target	Primary Disease of Focus
[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions

Exhibit E
Principal Terms of Supply Agreements

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions

Exhibit F
Initial Supply Order
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions

Exhibit G
Stock Purchase Agreement

Exhibit H
Press Release

•

•	DRAFT – FOR INTERNAL REVIEW ONLY

Spark Therapeutics Enters into Licensing Agreement with Selecta Biosciences

Exclusive use of Selecta’s Synthetic Vaccine Particles (SVP™) platform technology provided to Spark Therapeutics for co-administration with up to five gene therapy targets, including FVIII for hemophilia A

SVP may enhance gene therapies by enabling repeat dosing and mitigating other potential immune responses to an AAV capsid

PHILADELPHIA, PA and WATERTOWN, MA, Dec. 5, 2016 -- Spark Therapeutics (NASDAQ: ONCE) and Selecta Biosciences, Inc. (NASDAQ: SELB) today announced a license agreement that provides Spark Therapeutics with exclusive worldwide rights to Selecta’s proprietary Synthetic Vaccine Particles (SVP™) platform technology for co-administration with gene therapy targets, including FVIII for hemophilia A, as well as exclusive options for up to four additional undisclosed genetic targets.

Selecta’s immune tolerance SVP, including SVP-Rapamycin, is an investigational technology intended to suppress the formation of neutralizing antibodies to an adeno-associated virus (AAV) capsid when used in combination with gene therapies, without altering the therapeutic profile of the gene therapy. Neutralizing antibodies form in response to an initial administration of an AAV gene therapy and prevent effective subsequent usage. The potential ability to re-dose a gene therapy may be beneficial where a patient has not achieved a sufficient therapeutic expression of the transferred gene in the initial dose.

“Selecta’s nanoparticle technology, which is undergoing preclinical testing in gene therapy, may prevent formation of neutralizing antibodies, and thus potentially enable re-dosing up to an optimal therapeutic profile by extending the reach of gene therapy to diseases that require higher doses or more extensive transduction of target cells than may be achieved through one-time dosing,” said Jeffrey D. Marrazzo, chief executive officer of Spark Therapeutics. “Importantly, if proven successful, the co-administration of Selecta’s technology with a gene therapy may enable repeat dosing of AAV gene therapies in both adults and pediatric patients, potentially minimizing the risk of a T-cell immune response to the capsid.”

“Gene therapy is a core area of focus for Selecta; one that we believe could benefit profoundly from our immune tolerance SVP technology platform,” said Werner Cautreels, Ph.D., president, CEO and chairman of Selecta. “We are excited about this license agreement with Spark Therapeutics, a recognized gene therapy leader, which accelerates the application of our SVP platform in gene therapy. Our preclinical studies in this field, together with the clinical data we have generated with SEL-212 in gout showing prevention of anti-drug antibodies, suggest that the application of our immune tolerance SVP technology to biologic therapies may greatly benefit patients with life-threatening diseases who currently lack adequate treatment options due to the occurrence of undesired immune responses.”

Subject to the terms of the agreement, Spark Therapeutics will make an initial $10 million cash payment to Selecta and purchase $5 million of Selecta’s common stock. Within 12 months of the agreement’s signing, Spark Therapeutics has agreed to pay Selecta an additional $5 million in cash and to purchase $10 million of Selecta’s common stock. Selecta will be eligible for up to $430 million in milestone payments for each target, with up to $65 million being based on Spark Therapeutics’ achievement of specified development and regulatory milestones and up to $365 million for specified commercial milestones. In addition, Spark Therapeutics will pay Selecta tiered mid-single to low-double-digit royalties on worldwide annual net sales of any resulting commercialized gene therapy.

The terms of this agreement do not apply to Spark Therapeutics’ ongoing investigational development programs in inherited retinal diseases (IRDs), including voretigene neparvovec for the treatment of RPE65-mediated IRD and SPK-7001 for choroideremia. This agreement does not impact Spark Therapeutics’ ongoing Phase 1/2 trial of SPK-9001 in hemophilia B in collaboration with Pfizer or its planned Phase 1/2 trial of SPK-8011 in hemophilia A.

Selecta independently is applying its SVP technology to its own proprietary gene therapy programs. Selecta has obtained an exclusive license from Massachusetts Eye and Ear to Anc80, an in silico-designed gene therapy vector, for Methylmalonic Acidemia and has options for additional pre-defined indications. Additionally, Selecta is advancing a proprietary gene therapy program for Ornithine Transcarbamylase Deficiency.

About Spark Therapeutics
Spark Therapeutics, a fully integrated company, is striving to challenge the inevitability of genetic disease by discovering, developing, and delivering gene therapies that address inherited retinal diseases (IRDs), liver-mediated diseases such as hemophilia, and neurodegenerative diseases. Our validated platform successfully has delivered proof-of-concept data with investigational gene therapies in the retina and liver. Our most advanced investigational candidate, voretigene neparvovec, in development for the treatment of RPE65-mediated IRD, has received orphan designations in the U.S. and European Union, and breakthrough therapy designation in the U.S. The pipeline also includes SPK-7001, in a Phase 1/2 trial for choroideremia, and two hemophilia development programs: SPK-9001 in a Phase 1/2 trial for hemophilia B being developed in collaboration with Pfizer (which also has received both breakthrough therapy and orphan product designations) and SPK-8011, a preclinical candidate for hemophilia A to which Spark Therapeutics retains global commercialization rights. To learn more about us and our growing pipeline, visit www.sparktx.com.

Spark Cautionary Note on Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's SPK-FIX program. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the SVP nanoparticle technology used in connection with gene therapies will not produce results in humans that are similar to the preclinical results observed to date. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

About Selecta Biosciences, Inc.
Selecta Biosciences, Inc. is a clinical-stage biopharmaceutical company developing targeted therapies that use immunomodulators encapsulated in nanoparticles to induce antigen-specific immune responses to prevent and treat disease. Selecta’s proprietary Synthetic Vaccine Particles (SVP™) technology is a highly flexible nanoparticle platform capable of incorporating a wide range of antigens and immunomodulators, allowing SVP-based products to either induce antigen-specific tolerance or activate the immune system. Selecta’s focus and strategy is to leverage its SVP immune modulating platform to develop and commercialize highly differentiated life-sustaining biologic drugs that are uniquely capable of mitigating the formation of anti-drug antibodies (ADAs). Proprietary programs that use SVP-Rapamycin to enhance efficacy and safety of therapy include SEL-212, Selecta’s lead Phase 2 clinical program in chronic refractory gout, and two gene therapies programs for genetic metabolic diseases. Tolerance-inducing SVP biological products also have potential applications in the treatment of allergies and autoimmune diseases. Selecta is also developing SVP product candidates that activate the immune system to prevent and treat cancer, infections and other diseases. Selecta is based in Watertown, Massachusetts, USA. For more information, please visit http://selectabio.com.

Selecta Biosciences Forward-looking Statements
Any statements in this press release about the future expectations, plans and prospects of Selecta Biosciences, Inc. (“the company”), including without limitation, statements regarding the company’s expectation about receiving payments from Spark Therapeutics under the license agreement, the progress of the Phase 1/2 clinical program of SEL-212 including the number of centers in the Phase 2 clinical trial of SEL-212 and the announcement of data, conference presentations, the ability of the company’s SVP platform, including SVP-Rapamycin, to mitigate immune response and create better therapeutic outcomes, the potential treatment applications for products utilizing the SVP platform including repeat dosing for gene therapy, any future development of the company’s discovery programs in peanut allergy and celiac disease, the sufficiency of the company’s cash, cash equivalents, investments, and restricted cash and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including their uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, the unproven approach of the company’s SVP technology, potential delays in enrollment of patients, undesirable side effects of the company’s product candidates, its reliance on third parties to manufacture its product candidates and to conduct its clinical trials, the company’s inability to maintain its existing or future collaborations or licenses, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, substantial fluctuation in the price of its common stock, a significant portion of the company’s total outstanding shares are eligible to be sold into the market in the near future, and other important factors discussed in the “Risk Factors” section of the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 10, 2016, and in other filings that the company makes with the SEC. In addition, any forward-looking statements included in this press release represent the company’s views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. The company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Spark Therapeutics Corporate Contact:

Daniel Faga, Chief Business Officer
(855) SPARKTX (1-855-772-7589)

Spark Therapeutics Media Contact:
Dan Quinn

Ten Bridge Communications
(781) 475-7974
dan@tenbridgecommunications.com

Selecta Biosciences Contact:
Jason Fredette
617-231-8078
jfredette@selectabio.com